Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

CORPUS CHRISTI DIVISION

)
In re:	)	Chapter 11
)
J. C. PENNEY COMPANY, INC., et al.,[1]	)	Case No. 20-20182 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

OF J. C. PENNEY COMPANY, INC. AND ITS DEBTOR AFFILIATES

Joshua A. Sussberg, P.C. (admitted pro hac vice)	Matthew D. Cavenaugh (TX Bar No. 24062656)
Christopher J. Marcus, P.C. (admitted pro hac vice)	Jennifer F. Wertz (TX Bar No. 24072822)
Aparna Yenamandra (admitted pro hac vice)	Kristhy M. Peguero (TX Bar No. 24102776)
KIRKLAND & ELLIS LLP	Veronica A. Polnick (TX Bar No. 24079148)
KIRKLAND & ELLIS INTERNATIONAL LLP	JACKSON WALKER L.L.P.
601 Lexington Avenue	1401 McKinney Street, Suite 1900
New York, New York 10022	Houston, Texas 77010
Telephone: (212) 446-4800	Telephone: (713) 752-4200
Facsimile: (212) 446-4900	Facsimile: (713) 752-4221
Email: joshua.sussberg@kirkland.com	Email: mcavenaugh@jw.com
christopher.marcus@kirkland.com	jwertz@jw.com
aparna.yenamandra@kirkland.com	kpeguero@jw.com
vpolnick@jw.com

Co-Counsel to the Debtors and Debtors-in-Possession	Co-Counsel to the Debtors and Debtors-in-Possession

1

A complete list of each of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ Claims and Noticing Agent at http://cases.primeclerk.com/JCPenney. The location of Debtor J. C. Penney Company, Inc.’s principal place of business and the Debtors’ service address in these Chapter 11 Cases is 6501 Legacy Drive, Plano, Texas 75024.

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	17
D.	Governing Law	17
E.	Reference to Monetary Figures	18
F.	Controlling Document	18
G.	RSA Consent Rights and Controlling Documents	18
H.	Asset Purchase Agreement Consent Rights and Controlling Documents	18

ARTICLE II ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, PRIORITY TAX CLAIMS, AND DIP CLAIMS		18
A.	Administrative Claims	18
B.	Payment of Fees and Expenses under Financing Order	19
C.	Professional Fee Claims	20
D.	Priority Tax Claims	21
E.	DIP Claims	21

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		21
A.	Classification of Claims and Interests	21
B.	Treatment of Claims and Interests	22
C.	Special Provision Governing Unimpaired Claims	26
D.	Elimination of Vacant Classes	26
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	27
F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	27
G.	Controversy Concerning Impairment	27
H.	Subordinated Claims	27

ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN		27
A.	General Settlement of Claims and Interests	27
B.	Restructuring Transactions	27
C.	Sources of Consideration for Plan Distributions	28
D.	Plan Administrator and the Wind-Down Debtors	29
E.	Release of Liens	31
F.	Cancellation of Existing Securities and Agreements	31
G.	Corporate Action	32
H.	New Organizational Documents	32
I.	Effectuating Documents; Further Transactions	32
J.	Section 1146 Exemption	32
K.	Exemption from Securities Act Registration	33
L.	Preservation of Causes of Action	33
M.	Pension Plan	34

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		34
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	34
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	35
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	36
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	37
E.	Indemnification Provisions	37
F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	37
G.	Reservation of Rights	38
H.	Nonoccurrence of Effective Date	38

i

I.	Contracts and Leases Entered Into After the Petition Date	38
J.	Sale Order Assignment Procedures	38

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		38
A.	Timing and Calculation of Amounts to Be Distributed	38
B.	Distributions on Account of Obligations of Multiple Debtors	39
C.	Distributions Generally	39
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	40
E.	Manner of Payment	41
F.	Distributions on Account of Claims or Interests Allowed After the Effective Date	41
G.	Compliance with Tax Requirements	41
H.	Allocations	42
I.	No Postpetition Interest on Claims	42
J.	Foreign Currency Exchange Rate	42
K.	Setoffs and Recoupment	42
L.	Claims Paid or Payable by Third Parties	42

ARTICLE VII THE PLAN ADMINISTRATOR		43
A.	The Plan Administrator	43
B.	Wind-Down	44
C.	Exculpation, Indemnification, Insurance & Liability Limitation	45
D.	Tax Returns	45

ARTICLE VIII RESERVES ADMINISTERED BY THE PLAN ADMINISTRATOR		45
A.	Establishment of Reserve Accounts	45
B.	Undeliverable Distribution Reserve	45
C.	Wind-Down Reserve	46
D.	Administrative / Priority Claims Reserve	46
E.	Second Lien Notes Payment	47
F.	Unsecured Notes Payment	47

ARTICLE IX PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		47
A.	Allowance of Claims	47
B.	Claims Administration Responsibilities	47
C.	Estimation of Claims	47
D.	Adjustment to Claims or Interests without Objection	48
E.	Time to File Objections to Claims	48
F.	Disallowance of Claims or Interests	48
G.	No Distributions Pending Allowance	48
H.	Distributions After Allowance	48
I.	Tax Treatment of Reserves for Disputed Claims	49
J.	No Interest	49
K.	Amendments to Claims	49

ARTICLE X SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		49
A.	Settlement, Compromise, and Release of Claims and Interests	49
B.	Release of Liens	50
C.	Debtor Release	50
D.	Third-Party Release	51
E.	Exculpation	52
F.	Injunction	53
G.	Preservation of Setoff Rights	53
H.	Protections Against Discriminatory Treatment	54
I.	Document Retention	54
J.	Reimbursement or Contribution	54

ii

K.	Term of Injunctions or Stays	54
L.	Subordination Rights	54
M.	Agreement with AHEC	55

ARTICLE XI CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		55
A.	Conditions Precedent to the Effective Date	55
B.	Waiver of Conditions	56
C.	Effect of Failure of Conditions	56

ARTICLE XII MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		56
A.	Modification and Amendments	56
B.	Effect of Confirmation on Modifications	56
C.	Revocation or Withdrawal of Plan	57

ARTICLE XIII RETENTION OF JURISDICTION		57

ARTICLE XIV MISCELLANEOUS PROVISIONS		59
A.	Immediate Binding Effect	59
B.	Additional Documents	59
C.	Payment of Statutory Fees	59
D.	Statutory Committee and Cessation of Fee and Expense Payment	59
E.	Rights of Purchasers under the Sale Order	59
F.	Reservation of Rights	59
G.	Successors and Assigns	60
H.	Notices	60
I.	Entire Agreement	61
J.	Exhibits	61
K.	Nonseverability of Plan Provisions	61
L.	Votes Solicited in Good Faith	61
M.	Closing of Chapter 11 Cases	62
N.	Waiver or Estoppel	62
O.	Conflicts	62
P.	Avoidance Actions	62

iii

INTRODUCTION

J. C. Penney Company, Inc. (“J. C. Penney”) and its affiliated debtors and debtors in possession in the above-captioned Chapter 11 Cases (each a “Debtor” and, collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, and certain related matters.

ALL HOLDERS OF CLAIMS OR INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “ABL Agent” means Wells Fargo Bank, acting through such Affiliates or branches as it may designate, as collateral agent and administrative agent to the ABL Credit Agreement, or any administrative agent as permitted by the terms set forth in the ABL Credit Agreement.

2. “ABL Claim” means any Claim, including Secured Swap Claims, derived from, based upon, or arising under the ABL Credit Agreement.

3. “ABL Credit Agreement” means that certain Credit Agreement, dated as of June 20, 2014 by and among, inter alios, J. C. Penney Corporation, Inc., as a borrower, certain of the Debtors, as other borrowers and guarantors, the ABL Agent, and each of the lenders party thereto from time to time, as amended under (i) that certain Amendment No. 1 to Credit Agreement, dated as of December 10, 2015, (ii) that certain Amendment No. 2 to Credit Agreement, dated as of June 20, 2017, and (iii) that certain Amendment No. 3 to Credit Agreement, dated as of March 18, 2018, and as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

4. “ABL Documents” means, collectively, the ABL Credit Agreement and any related letter of credit documentation, security agreement, intercreditor agreement, and any other collateral and ancillary documents, including any forbearance agreements, as amended, restated, modified, or supplemented from time to time in accordance with their terms.

5. “ABL Intercreditor Agreement” means that certain Intercreditor and Collateral Cooperation Agreement, dated as of June 23, 2016 by and among, inter alias, J. C. Penney Corporation, Inc., the ABL Agent, the Term Loan Administrative Agent, and each of the Representatives party thereto from time to time, as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time.

6. “ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.

7. “Acquired Assets” means, collectively, all OpCo Acquired Assets and PropCo Acquired Assets.

8. “Administrative / Priority Claims Reserve” means a segregated account established by the Plan Administrator established in accordance with Article VIII.D.

9. “Administrative / Priority Claims Reserve Amount” means the amount of Cash necessary to satisfy all Allowed Administrative Claims, Allowed Priority Claims, Allowed Secured Tax Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Other Priority Claims to the extent such Allowed Administrative Claims and Allowed Priority Claims are not Assumed Liabilities, which aggregate amount shall be funded into the Administrative / Priority Claims Reserve.

10. “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930; provided, however, that any Administrative Claim that is an Assumed Liability shall be satisfied pursuant to the Asset Purchase Agreement.

11. “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be the later of (a) 30 days after the Effective Date or (b) in the event an Executory Contract is rejected following the Effective Date, solely as to Administrative Claims related to such rejected Executory Contract, 30 days after notice to the counterparty to such rejected Executory Contract.

12. “Administrative Claim Objection Bar Date” means the deadline for filing objections to requests for payment of Administrative Claims (other than requests for payment of Professional Fee Claims), which shall be the first Business Day that is 180 days following the Effective Date; provided that the Administrative Claims Objection Bar Date may be extended by the Bankruptcy Court after notice and a hearing.

13. “Affiliate” means, with respect to any person, or any other person, which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, (x) the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, limited liability company or other ownership interests, by contract or otherwise) of such Person or (y) solely with respect to Affiliates of Consenting First Lien Lender, the investment or voting discretion or control with respect to discretionary accounts of such Person.

14. “Aggregate Credit Bid” means, collectively, (i) the DIP Credit Bid, and (ii) the Prepetition First Lien Credit Bid.

15. “AHEC” shall have the meaning set forth in the Ad Hoc Equity Committee’s Objection to Confirmation of Amended Joint Chapter 11 Plan of Reorganization of J.C. Penney Company, Inc. and its Debtor Affiliates [Docket No. 1980]

16. “Allowed” means with respect to any Claim, except as otherwise provided in the Plan: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not Disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. Except as otherwise specified in the Plan or any Final Order, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claims, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or Disputed, and for which no Proof of Claim is or has been timely Filed (where such Proof of Claim is required to be Filed), is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. For the avoidance of doubt: (x) a Proof of Claim Filed after the Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim or agreement in writing by the Debtors and the holder of such late-Filed Claim; and (y) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law. “Allow” and “Allowing” shall have correlative meanings.

17. “Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of October 28, 2020, executed by Copper Retail JV LLC and Copper BidCo LLC, and the Debtors in connection with the OpCo Sale and the PropCo Sale, a copy of which has been Filed with the Bankruptcy Court at [Docket No. 1668-1], together with all exhibits, appendices, supplements, documents, and agreements ancillary thereto, in each case as amended, modified, or supplemented from time to time.

18. “Assigned Contracts” means collectively, all OpCo Assigned Contracts and PropCo Assigned Contracts.

19. “Assumed Liabilities” means collectively, all OpCo Assumed Liabilities and PropCo Assumed Liabilities.

20. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common Law, including fraudulent transfer Laws.

21. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

22. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 156, the United States District Court for the Southern District of Texas.

23. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

24. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

25. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

26. “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

27. “Cause of Action” or “Causes of Action” means any Claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, Secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, Law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and Claims under contracts or for breaches of duties imposed by Law; (b) the right to object to or otherwise contest Claims or Interests; (c) Claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such Claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign Law fraudulent transfer or similar Claim.

28. “Chapter 11 Cases” means the procedurally consolidated cases Filed for the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

29. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

30. “Claims and Noticing Agent” means Prime Clerk LLC, the notice, Claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases in accordance with the Order Authorizing the Employment and Retention of Prime Clerk LLC as Claims, Noticing, and Solicitation Agent [Docket No. 67].

31. “Claims Bar Date” means the date established pursuant to the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 99] entered by the Bankruptcy Court on May 16, 2020, by which Proofs of Claim must be Filed with respect to Claims other than Administrative Claims, Claims held by Governmental Units, Claims based upon rejection damages, or other Claims or Interests for which the Bankruptcy Court entered an order excluding the holders of such Claims or Interests from the requirement of Filing Proofs of Claim.

32. “Claims Objection Deadline” means the date that is 180 days following the Effective Date.

33. “Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent.

34. “Class” means a category of Claims or Interests under section 1122(a) of the Bankruptcy Code.

35. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

36. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article XI.A of the Plan having been (a) satisfied or (b) waived pursuant to Article XI.B of the Plan.

37. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

38. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, pursuant to sections 1128 and 1129 of the Bankruptcy Code and approval of the Disclosure Statement, as such hearing may be continued from time to time.

39. “Confirmation Order” means one or more orders of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

40. “Consenting First Lien Lenders” means the First Lien Lenders party to the RSA.

41. “Consummation” means the occurrence of the Effective Date.

42. “Credit Bid” shall mean, as applicable, a bid by the DIP Collateral Agent and the Term Loan/First Lien Notes Collateral Agent, in a manner consistent with the Financing Order, the Sale Order, and section 363(k) of the Bankruptcy Code.

43. “Credit Bid Distributions” shall mean all the assets whose purchase was authorized by the Sale Order other than the OpCo Acquired Assets, including the New PropCo Securities and all of the Debtors’ Cash except as necessary to fund the Administrative / Priority Claims Reserve, the Wind-Down Reserve, and the Professional Fee Escrow Account; provided, however, that any Credit Bid Distribution to be made to Holders of Allowed Claims (or the agent responsible for making such distribution) pursuant to the Sale Order and the Asset Purchase Agreement shall be made pursuant to the Sale Order and the Asset Purchase Agreement and not pursuant to this Plan.

44. “Credit Bid Pro Rata” shall mean, in accordance with the Asset Purchase Agreement and Sale Order and subject to the Minority First Lien Group Settlement, (a) with respect to DIP Claims, the proportion (x) each Holder’s Allowed DIP Claims bears to all Allowed DIP Claims and (y) the DIP Credit Bid bears to the Aggregate Credit Bid and (b) with respect to First Lien Claims, the proportion (x) each Holder’s Allowed First Lien Claims bears to all Allowed First Lien Claims and (y) the Prepetition First Lien Credit Bid bears to the Aggregate Credit Bid.

45. “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 329].

46. “Cure Cost” means all amounts, including an amount of $0.00, required to cure any monetary defaults and other non-monetary defaults to the extent required by section 365 of the Bankruptcy Code, under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors (and/or assigned by the Debtors pursuant to the Sale Order or the Confirmation Order) pursuant to sections 365 or 1123 of the Bankruptcy Code.

47. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) and all agreements, documents or instruments relating thereto issued or providing coverage at any time to any of the Debtors or any of their predecessors for current or former directors’, managers’, and officers’ liability.

48. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article X.C of the Plan

49. “Debtors” means, collectively, each of the following: J. C. Penney Corporation, Inc.; J. C. Penney Company, Inc.; Future Source LLC; J. C. Penney Direct Marketing Services LLC; J. C. Penney Export Merchandising Corporation; J. C. Penney International, Inc.; J. C. Penney Properties, LLC; J. C. Penney Purchasing Corporation; JCP Construction Services, Inc.; JCP Media, Inc.; JCP New Jersey, LLC; JCP Procurement, Inc.; JCP Real Estate Holdings, LLC; JCP Realty, LLC; JCP Telecom Systems, Inc.; JCPenney Puerto Rico, Inc.; JCPenney Services, LLC; jcpSSC, Inc.

50. “Deficiency Claims” means, collectively, the First Lien Deficiency Claims and the Second Lien Notes Deficiency Claims.

51. “Definitive Documents” means, collectively, Plan and any Plan Supplement, the Disclosure Statement, the Confirmation Order, the Sale Order, the Disclosure Statement Order, the Asset Purchase Agreement and all documents related thereto.

52. “Designee” shall have the meaning set forth in the Asset Purchase Agreement.

53. “DIP Agent” means the “Administrative Agent” as defined in the DIP Credit Agreement.

54. “DIP Claim” means a Claim held by the DIP Lenders or the DIP Agent arising under or relating to the DIP Credit Agreement or the Financing Order, including any and all fees, interests paid in kind, and accrued but unpaid interest and fees arising under the DIP Credit Agreement.

55. “DIP Collateral Agent” means the “Collateral Agent” as defined in the DIP Credit Agreement.

56. “DIP Credit Agreement” means that Superpriority Senior Secured Debtor-In-Possession Credit and Guaranty Agreement evidencing the DIP Facility entered into in accordance with the Financing Order (as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with its terms) terms and conditions of, and subject in all respects to the Financing Order.

57. “DIP Credit Bid” means a Credit Bid of $900 million of DIP Claims.

58. “DIP Credit Documents” means the DIP Credit Agreement, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith, which shall be in form and substance acceptable to the Debtors and the DIP Secured Parties.

59. “DIP Facility” means the senior secured superpriority, priming debtor-in-possession credit facility in an aggregate principal amount of $900 million, on the terms set forth in the DIP Credit Agreement and the Financing Order, as applicable.

60. “DIP Lenders” means the lenders under the DIP Credit Agreement.

61. “DIP Secured Parties” means, collectively, the DIP Lenders and the DIP Agent.

62. “Disallowed” means, with respect to any Claim, a Claim or any portion thereof that: (a) has been disallowed by a Final Order; (b) is scheduled as zero or as contingent, Disputed, or unliquidated and as to which no Proof of Claim or request for payment of an Administrative Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable law or the Plan; (c) is not scheduled and as to which no Proof of Claim or request for payment of an Administrative Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable law or the Plan; (d) has been withdrawn by agreement of the applicable Debtor and the holder thereof; or (e) has been withdrawn by the holder thereof.

63. “Disbursing Agent” means, as applicable, the Debtors, the Plan Administrator, or the Wind-Down Debtors (as applicable) or any Entity or Entities selected by the Debtors or the Plan Administrator to make or facilitate distributions contemplated under the Plan.

64. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto.

65. “Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement, entered on October 26, 2020 [Docket No. 1655].

66. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

67. “Disputed Claim” means a Claim that is not yet Allowed.

68. “Distribution Date” means a date on which the Disbursing Agent makes distributions to Holders of Claims and Interests pursuant to the Plan, which shall be as soon as reasonably practicable after the Effective Date.

69. “Distribution Record Date” means the date for determining which holders of Claims are eligible to receive distributions hereunder and shall be the Effective Date or such other date as designated in a Final Order of the Bankruptcy Court; provided that the Distribution Record Date shall not apply to any securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with the customary procedures of DTC.

70. “DTC” means the Depository Trust Company.

71. “Earnout Agreement” has the meaning set forth in the Asset Purchase Agreement.

72. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article XI.A of the Plan have been satisfied or waived in accordance with Article XI.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

73. “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

74. “Equity Commitment Letter” shall have the meaning set forth in the Asset Purchase Agreement.

75. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to sections 301 and 541 upon the commencement of the applicable Debtor’s Chapter 11 Case.

76. “Excluded Assets” shall have the meaning set forth in the Asset Purchase Agreement.

77. “Excluded Liabilities” shall have the meaning set forth in the Asset Purchase Agreement.

78. “Exculpated Parties” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Consenting First Lien Lenders and any group thereof; (c) the Creditors’ Committee and its members; (d) the Purchaser Group; (e) each current and former Affiliate of each Entity in clause (a) through the following clause (f); and (f) each Related Party of each Entity in clause (a) through this clause (f) including, among others, agents and trustees under the First Lien Debt Documents, the Term Loan Credit Documents, and the DIP Credit Documents.

79. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

80. “Existing Equity Interests” means, collectively, the shares (or any Class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any Class thereof), common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtors (in each case whether or not arising under or in connection with any employment agreement).

81. “Exit ABL Facility” means the new money asset-based loan facility in the principal amount of $2,000,000,000 in revolving loan commitments provided for under the Exit ABL Facility Documents.

82. “Exit ABL Facility Agent” means Wells Fargo Bank, National Association, as administrative and collateral agent under the Exit ABL Facility Agreement, solely in its capacity as such.

83. “Exit ABL Facility Agreement” means that certain credit, loan, or other agreement, dated as of the Effective Date, by and among, inter alios, OpCo, the Exit ABL Facility Agent, and the Exit ABL Facility Lenders, the terms of which shall be included in the Plan Supplement.

84. “Exit ABL Facility Documents” means, collectively, the Exit ABL Facility Agreement, and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.

85. “Exit ABL Facility Lenders” means the lenders party to the Exit ABL Facility Agreement.

86. “Exit Facilities” means, collectively, the Exit ABL Facility and the Exit FILO Facility.

87. “Exit Facility Documents” means, collectively, the Exit FILO Facility Documents and the Exit ABL Facility Documents.

88. “Exit FILO Facility” means the new money “first-in-last-out” term loan facility in the principal amount of $300,000,000 provided for under the Exit FILO Facility Documents.

89. “Exit FILO Facility Agent” means Pathlight Capital LP, as administrative and collateral agent under the Exit FILO Facility Agreement, solely in its capacity as such.

90. “Exit FILO Facility Agreement” means that certain credit, loan, or other agreement, dated as of the Effective Date, by and among, inter alios, OpCo, the Exit FILO Facility Agent, and the Exit FILO Facility Lenders, the terms of which shall be included in the Plan Supplement.

91. “Exit FILO Facility Documents” means, collectively, the Exit FILO Facility Agreement, and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.

92. “Exit FILO Facility Lenders” means the lenders party to the Exit FILO Facility Agreement.

93. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

94. “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

95. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or Filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be Filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

96. “Financing Order” means the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Utilize Cash Collateral, (II) Granting Adequate Protection to the Prepetition Secured Parties, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 566].

97. “First Lien Claims” means any Claim on behalf of First Lien Debt.

98. “First Lien Debt” means, collectively, the First Lien Notes and the Term Loan.

99. “First Lien Debt Documents” means, collectively, the Term Loan Credit Agreement, the Prepetition Security Agreement, the First Lien Notes Indenture, and the Pari Passu Intercreditor Agreement.

100. “First Lien Deficiency Claim” means any unsecured Claim arising under the First Lien Debt Documents.

101. “First Lien Lenders” means, collectively, the First Lien Noteholders and the Term Lenders.

102. “First Lien Noteholders” means the parties holding the First Lien Notes as of the Voting Record Date.

103. “First Lien Notes” means the 5.875% Senior Secured Notes due 2023.

104. “First Lien Notes Claim” means any Claim on account of the First Lien Notes.

105. “First Lien Notes Indenture” means that certain Indenture, dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among JCP, as issuer, certain of the Company Parties, as guarantors, and Wilmington Trust, National Association, as the trustee.

106. “First Lien Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the First Lien Notes Indenture, together with its successors and permitted assigns.

107. “General Unsecured Claim” means any Claim, including the Deficiency Claims (if any) and the PBGC Claim, other than a Secured Claim, that is not (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim), (b) an Other Secured Claim, (c) an Other Priority Claim, or (d) an Intercompany Claim.

108. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

109. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

110. “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, indemnification agreements, employment contracts, or trust agreements, for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, other Professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

111. “Initial Distribution Date” means the date on which the Disbursing Agent shall make initial distributions to Holders of Claims and Interests pursuant to the Plan, which shall be as soon as reasonably practicable after the Effective Date.

112. “Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor.

113. “Intercompany Interest” means any Interest held by a Debtor in another Debtor or non-Debtor subsidiary or Affiliate.

114. “Interest” means any Equity Security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

115. “JCP” means J. C. Penney Company, Inc., a company incorporated under the Laws of Delaware.

116. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

117. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

118. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

119. “Master Lease Agreement” shall have the meaning set forth in the Asset Purchase Agreement.

120. “Minority First Lien Group” means, collectively, the First Lien Lenders represented by Akin Gump Strauss Hauer & Feld LLP, Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP and Moelis & Company LLC.

121. “Minority First Lien Group Settlement” means that certain settlement agreement, dated as of November 5, 2020, entered into by (i) the ad hoc group of First Lien Lenders represented by Milbank LLP, on behalf of itself and each of its members, (ii) the Minority First Lien Group, on behalf of itself and each of its members, and (iii) the Debtors, and approved by the Bankruptcy Court pursuant to the Sale Order.

122. “New Organizational Documents” shall mean the form of the certificates or articles of incorporation, bylaws, trust agreements, or such other applicable formation or governance documents of PropCo, which forms shall be in form and substance reasonably acceptable to the PropCo Purchaser and consistent with the approval rights set forth in the RSA and the Asset Purchase Agreement.

123. “New PropCo Securities” means the securities issued by PropCo in accordance with this Plan.

124. “OpCo” means an entity to be formed upon consummation of the OpCo Sale, in accordance with the Asset Purchase Agreement and Sale Order, which entity shall hold the OpCo Acquired Assets and OpCo Assumed Liabilities pursuant to the Sale Order.

125. “OpCo Acquired Assets” shall have the meaning set forth in the Asset Purchase Agreement.

126. “OpCo Assigned Contracts” shall have the meaning set forth in the Asset Purchase Agreement.

127. “OpCo Assumed Liabilities” shall have the meaning set forth in the Asset Purchase Agreement.

128. “OpCo Available Contracts” shall have the meaning set forth in the Asset Purchase Agreement.

129. “OpCo Closing Date” shall have the meaning set forth in the Asset Purchase Agreement.

130. “OpCo Purchaser” shall have the meaning set forth in the Asset Purchase Agreement.

131. “OpCo Sale” shall have the meaning set forth in the Asset Purchase Agreement.

132. “OpCo-Company Cash Payment” shall have the meaning set forth in the Asset Purchase Agreement.

133. “Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases; provided that any Other Priority Claim that is an Assumed Liability under the Asset Purchase Agreement shall not be an obligation of the Debtors or the Wind-Down Debtors and shall not be satisfied from the Administrative / Priority Claim Reserve.

134. “Other Secured Claim” means any Secured Claim, other than (a) an ABL Claim, (b) a DIP Claim, or (c) a First Lien Claim; provided that any Other Secured Claim that is an Assumed Liability under the Asset Purchase Agreement shall not be an obligation of the Debtors or the Wind-Down Debtors and shall not be satisfied from the Administrative / Priority Claim Reserve.

135. “Pari Passu Collateral Agent” means Wilmington Trust, National Association, together with its permitted successors in its capacity as collateral agent pursuant to the Pari Passu Intercreditor Agreement.

136. “Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, dated as of June 23, 2016, by and among inter alios, the Pari Passu Collateral Agent, JPMorgan Chase Bank, as Term Loan Authorized Representative for the Term Loan Secured Parties, Wilmington Trust, National Association, as Notes Authorized Representative for the Notes Secured Parties, and each of the additional Authorized Representatives party thereto from time to time, as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time.

137. “PBGC Claim” means the Claim held by the Pension Benefit Guaranty Corporation in the amount of the PBGC Claim Amount

138. “PBGC Claim Amount” is $500,400,000, representing the $417,000,000 amount of the asserted Claim of the Pension Benefit Guaranty Corporation plus all nondefault rate interest accrued through the Effective Date plus the amount equal to 20% of the amount of such asserted Claim, plus all nondefault rate interest accrued through the Effective Date.

139. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

140. “Petition Date” means May 15, 2020, the date on which the Debtors commenced the Chapter 11 Cases.

141. “Plan” has the meaning set forth in the Introduction.

142. “Plan Administrator” shall mean the person or persons identified in the Plan Supplement (as determined by the Debtors) to be appointed on the Effective Date and who will serve as the trustee and administrator for the Wind-Down Debtors as set forth in Article IV.D of the Plan.

143. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than five (5) days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) the Schedule of PropCo Assigned Contracts; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) Schedule of Retained Causes of Action; (e) the Restructuring Transactions Memorandum; and (f) any additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date, subject to the terms of the Plan, the Asset Purchase Agreement, the Sale Order, and the RSA.

144. “Prepetition First Lien Credit Bid” means a Credit Bid of $100 million of First Lien Debt.

145. “Prepetition Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of June 23, 2016, by and among, J.C. Penney Corporation, Inc., as borrower, J.C. Penney Company, Inc., certain guarantors and Wilmington Trust, National Association, as Collateral Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

146. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

147. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

148. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

149. “Professional Fee Claim” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Effective Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

150. “Professional Fee Escrow Account” means an interest-bearing escrow account to be funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Escrow Amount.

151. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II of the Plan.

152. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.

153. “PropCo” means an entity to be formed on or before the Effective Date which entity shall hold the PropCo Acquired Assets and PropCo Assumed Liabilities pursuant to the Asset Purchase Agreement and Confirmation Order.

154. “PropCo Acquired Assets” shall have the meaning set forth in the Asset Purchase Agreement.

155. “PropCo Assigned Contracts” shall have the meaning set forth in the Asset Purchase Agreement

156. “PropCo Assumed Liabilities” shall have the meaning set forth in the Asset Purchase Agreement.

157. “PropCo Closing” shall have the meaning set forth in the Asset Purchase Agreement.

158. “PropCo Purchaser” has the meaning set forth in the Asset Purchase Agreement.

159. “PropCo Sale” shall have the meaning set forth in the Asset Purchase Agreement.

160. “PropCo Trust Agreement” means the trust agreement entered into on or before the Effective Date between Copper BidCo LLC and the PropCo Trustee, as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time.

161. “PropCo Trustee” means the Person designated as the trustee for PropCo, and any successor thereto in accordance with the PropCo Trust Agreement.

162. “Purchaser Group” shall have the meaning set forth in the Asset Purchase Agreement.

163. “Purchasers” shall have the meaning set forth in the Asset Purchase Agreement.

164. “Quarterly Distribution Date” means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) occurring after the Effective Date, or as soon thereafter as is reasonably practicable.

165. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

166. “Related Party” means, with respect to any person or Entity, each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or Professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other Professionals and advisors of such Person or Entity, and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

167. “Released Party” means each of the following, solely in its capacity as such: (a) the Debtors, the Wind-Down Debtors and the Plan Administrator; (b) the ABL Agent; (c) the ABL Lenders; (d) the Term Loan Administrative Agent; (e) the Term Lenders; (f) the First Lien Notes Trustee; (g) the First Lien Noteholders; (h) the Holders of Secured Swap Claims; (i) the Second Lien Notes Trustee; (j) the Second Lien Noteholders; (k) the Unsecured Notes Trustee; (l) the Unsecured Noteholders; (m) the Purchaser Group; (n) the DIP Agent; (o) the DIP Lenders; (p) the Consenting First Lien Lenders; (q) the PropCo Trustee; (r) the Term Loan/First Lien Notes Collateral Agent; (s) the Minority First Lien Group and its members; (t) with respect to each of the foregoing parties in clauses (a) through (s), each of such party’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; and (u) with respect to each of the foregoing parties in clauses (a) through (t) (and groups consisting of such parties), each of such party’s Related Parties; and (v) all holders of Claims or Interests; provided that any holder of a Claim or Interest that (i) validly opts out of the releases contained in the Plan, (ii) files an objection to the releases contained in the Plan, or (iii) votes to reject the Plan shall not be a “Released Party.”

168. “Releasing Party” means each of the following, solely in its capacity as such: (a) the Debtors, the Wind-Down Debtors and the Plan Administrator; (b) the ABL Agent; (c) the ABL Lenders; (d) the Term Loan Administrative Agent; (e) the Term Lenders; (f) the First Lien Notes Trustee; (g) the First Lien Noteholders; (h) the Holders of Secured Swap Claims; (i) the Second Lien Notes Trustee; (j) the Second Lien Noteholders; (k) the Unsecured Notes Trustee; (l) the Unsecured Noteholders; (m) the Purchaser Group; (n) the DIP Agent; (o) the DIP Lenders; (p) the Consenting First Lien Lenders; (q) the Creditors’ Committee; (r) the U.S. Trustee; (s) the PropCo Trustee; (t) the Term Loan/First Lien Notes Collateral Agent; (u) the Minority First Lien Group and its members; (v) with respect to each of the foregoing parties in clauses (a) through (u), each of such party’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; and (w) with respect to each of the foregoing parties in clauses (a) through (v), each of such party’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; (x) with respect to each of the foregoing parties in clauses (a) through (w) (and groups consisting of such parties), each of such party’s Related Parties and (y) all holders of Claims or Interests; provided that any holder of a Claim or Interest that (i) validly opts out of the releases contained in the Plan, (ii) files an objection to the releases contained in the Plan, or (iii) votes to reject the Plan shall not be a “Releasing Party.”

169. “Restrictive Covenant” means any interests, covenants, or rights applicable to such real estate assets that limit or condition the permitted use of the property such as easements, reciprocal easement agreements, construction operating and reciprocal easement agreements, operating or redevelopment agreements, covenants, licenses, or permits.

170. “Restructuring Transactions” means the transactions described in Article IV of the Plan.

171. “Restructuring Transactions Memorandum” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions, including any corporate restructuring or reorganization to be consummated in connection therewith.

172. “RSA” means that certain Restructuring Support Agreement, dated as of May 15, 2020, by and among the Debtors and the Consenting First Lien Lenders, including all exhibits and schedules attached thereto, as may be amended from time to time in accordance with the terms thereof.

173. “Rules” means Rule 501(a)(1), (2), (3) and (7) of the Securities Act.

174. “Sale Order” means the Order (I) Authorizing (A) Entry Into and Performance Under the Asset Purchase Agreement And (B) the Sale of the OpCo Acquired Assets and the PropCo Acquired Assets Free and Clear of Liens, Claims, Encumbrances, and Interests, and (C) Assumption and Assignment of Executory Contracts and Unexpired Leases and (II) Granting Related Relief [Docket No. 1814] which includes, for the avoidance of doubt, the Minority First Lien Group Settlement attached thereto as Exhibit A.

175. “Sale Transaction” means, collectively, the PropCo Sale and the OpCo Sale, in accordance with the Asset Purchase Agreement, the Sale Order, and the Confirmation Order.

176. “Schedule of PropCo Assigned Contracts” means that certain schedule Filed with the Plan Supplement of Executory Contracts and Unexpired Leases to be assumed by the Debtors and assigned to PropCo or any subsidiary of PropCo pursuant to the Plan and in accordance with the Sale Order and Asset Purchase Agreement, as such schedule may be amended, modified, or supplemented from time to time by the Debtors in accordance with Article V of the Plan, which, including any modifications thereto, shall be acceptable to the Debtors, the Wind-Down Debtors, the Purchasers and PropCo.

177. “Schedule of Rejected Executory Contracts and Unexpired Leases” means that certain schedule Filed with the Plan Supplement of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan and in accordance with the Asset Purchase Agreement, as such schedule may be amended, modified, or supplemented from time to time by the Debtors in accordance with Article V of the Plan, which, including any modifications thereto, shall be acceptable to the Purchasers.

178. “Schedule of Retained Causes of Action” means the schedule, which will be included in the Plan Supplement, of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

179. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

180. “Second Lien Noteholders” means the parties holding the Second Lien Notes as of the Voting Record Date.

181. “Second Lien Notes” means the 8.625% Second Lien Secured Notes due 2025.

182. “Second Lien Notes Claim” means any Claim against a Debtor, the Estates, or property of a Debtor, including any Secured or unsecured Claim, arising under, related to, or in connection with the Second Lien Notes.

183. “Second Lien Notes Claim Amount” means $524,925,000, representing an amount equal to the par amount of the asserted Claim of the Second Lien Noteholders plus all nondefault rate interest accrued through the Effective Date plus the Amount equal to 20% of the par amount of such Claim, plus all nondefault rate interest accrued through the Effective Date.

184. “Second Lien Notes Deficiency Claims” means any unsecured Claims arising under the Second Lien Notes.

185. “Second Lien Notes Indentures” means those certain Indentures governing the Second Lien Notes.

186. “Second Lien Notes Obligations” has the meaning set forth in the Financing Order.

187. “Second Lien Notes Trustee(s)” means UMB Bank, N.A., in its capacity as trustee under the Second Lien Notes Indenture, together with its successors and permitted assigns.

188. “Section 510(b) Claim” means any Claim arising from: (a) rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors; (b) purchase or sale of such a security; or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

189. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the applicable holder’s interest in the applicable Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a Secured Claim.

190. “Secured Claim” means a Claim secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the applicable holder’s interest in the applicable Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

191. “Secured Swap Claim” means Claims on behalf of the Secured Swap Obligations.

192. “Secured Swap Obligations” means the obligations of J. C. Penney Corporation, Inc. under the Swap Agreements (as defined in the ABL Credit Agreement) made on or around May 6, 2015 by J. C. Penney Corporation, Inc. and the Swap Providers.

193. “Secured Tax Claim” means any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties; provided that any Secured Tax Claim that is an Assumed Liability under the Asset Purchase Agreement shall not be satisfied from the Administrative / Priority Claim Reserve and shall not be an obligation of the Debtors or the Wind-Down Debtors and shall not be considered a Secured Tax Claim.

194. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time.

195. “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

196. “Solicitation Materials” means all solicitation materials in respect of the Plan.

197. “Term Lenders” means the lenders under the Term Loan Credit Agreement.

198. “Term Loan” means the loan provided under the Term Loan Credit Agreement.

199. “Term Loan Administrative Agent” means, together, GLAS USA LLC, a limited liability company organized and existing under the Laws of the State of New Jersey, and GLAS AMERICAS LLC, a limited liability company organized and existing under the Laws of the State of New York and any of its successors, assigns, or any replacement agent appointed pursuant to the terms of the Term Loan Credit Agreement.

200. “Term Loan Claim” means any Claim arising under the Term Loan Credit Agreement.

201. “Term Loan Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement dated as of June 23, 2016 by and among, inter alios, J. C. Penney Corporation, Inc., as borrower, certain of the Company Parties (as defined in the RSA), as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

202. “Term Loan Credit Documents” has the meaning set forth therefor in the Financing Order.

203. “Term Loan Secured Parties” has the meaning set forth therefor in the Financing Order.

204. “Term Loan/First Lien Notes Collateral Agent” means the collateral agent under the First Lien Notes Indenture and the Term Loan Credit Agreement.

205. “Term Loan/First Lien Notes Secured Parties” has the meaning set forth therefor in the Financing Order.

206. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article X.D of the Plan.

207. “U.S. Trustee” means the United States Trustee for the Southern District of Texas.

208. “U.S. Trustee Fees” means fees arising under section 1930(a)(6) of the Judicial Code and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

209. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

210. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

211. “Unsecured Claims Earnout Pool” means 50% of any incremental amounts payable under Section 1 of the Earnout Agreement between $110,000,000 and $140,000,000.

212. “Unsecured Noteholders” means the Holders of Unsecured Notes.

213. “Unsecured Notes” means, collectively, the Second Lien Notes, the unsecured 5.65% notes due 2020, the 7.125% notes due 2023, the 6.9% notes due 2026, the 6.375% notes due 2036, the 7.4% debentures due 2037, and the 7.625% debentures due 2097.

214. “Unsecured Notes Claims” means any Claim against a Debtor, the Estates, or property of a Debtor, including any Secured or unsecured Claim, arising under, related to, or in connection with the Unsecured Notes.

215. “Unsecured Notes Indentures” means those certain Indentures governing the Unsecured Notes.

216. “Unsecured Notes Trustees” means, collectively, the trustees under the Unsecured Notes Indentures.

217. “Voting Deadline” means 4:00 p.m., prevailing Central Time, on November 17, 2020, which date may be extended by the Debtors.

218. “Wells Fargo” means Wells Fargo Bank and its managed entities.

219. “Wells Fargo Bank” means Wells Fargo Bank, National Association on its own behalf and on behalf of certain investment Affiliates and on behalf of certain investment Affiliates and other investment entities managed directly or indirectly by Wells Fargo.

220. “Wind-Down” means the wind-down, dissolution, and liquidation of the Debtors’ Estates after the Effective Date.

221. “Wind-Down Amount” means, as contemplated by the Asset Purchase Agreement, Cash which shall be retained by the Debtors and used by the Plan Administrator to fund the Professional Fee Escrow Account and the Wind-Down in accordance with the Plan and the Confirmation Order.

222. “Wind-Down Budget” has the meaning set forth in the Asset Purchase Agreement.

223. “Wind-Down Debtors” means the Debtors, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

224. “Wind-Down Reserve” means a segregated account established by the Plan Administrator established in accordance with Article VIII.C.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (8) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (9) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal Law, including the Bankruptcy Code and the Bankruptcy Rules, or, if no rule of Law or procedure is supplied by federal Law (including the Bankruptcy Code and the Bankruptcy Rules) or otherwise specifically stated, the Laws of the State of Delaware, without giving effect to the principles of conflict of Laws; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) any effectuating provisions may be interpreted by the Debtors, the Wind-Down Debtors, or the Plan Administrator, in consultation with counsel to the ABL Lenders, in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall be conclusive; (15) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; (16) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (17) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company Laws; and (18) except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Wind-Down Debtors shall mean the Debtors and the Wind-Down Debtors, as applicable, to the extent the context requires.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of Law or procedure is supplied by federal Law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the Laws of the State of Delaware, without giving effect to the principles of conflict of Laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors not incorporated in Delaware shall be governed by the Laws of the state of incorporation or formation of the applicable Debtor.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan Supplement shall control. In the event of any inconsistency between the Plan or Plan Supplement, on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

G.	RSA Consent Rights and Controlling Documents.

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the RSA as set forth in the RSA with respect to the form and substance of the Plan, any Definitive Document, all exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section I.A of the Plan) and be fully enforceable as if stated in full herein until such time as the RSA is terminated in accordance with its terms.

H.	Asset Purchase Agreement Consent Rights and Controlling Documents

Any and all consent rights of the Purchasers set forth in the Asset Purchase Agreement with respect to the form and substance of this Plan, the Confirmation Order, the Disclosure Statement, the Disclosure Statement Order, any Definitive Documents and any other documents related to the Sale Transaction, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section I.A of the Plan) and be fully enforceable as if stated in full herein until such time as the Asset Purchase Agreement is terminated in accordance with its terms. Failure to reference in this Plan the rights referred to in the immediately preceding sentence as such rights relate to any document referenced in the Asset Purchase Agreement shall not impair such rights and obligations.

ARTICLE II

ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, PRIORITY TAX CLAIMS, AND DIP

CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, Priority Tax Claims, and DIP Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or Plan Administrator, as applicable, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, no later than 45 days after the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed

Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Plan Administrator, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court; provided that any Allowed Administrative Claim that is an Assumed Liability under the Asset Purchase Agreement shall not be an obligation of the Debtors or the Wind-Down Debtors; provided, further, that any Allowed Administrative Claim that is not an Assumed Liability under the Asset Purchase Agreement shall not be an obligation of Purchasers; provided, that, Holders of Allowed Administrative Claims under section 507(a)(2) of the Bankruptcy Code shall be satisfied through payment in full in Cash of the due and unpaid portion of its Allowed Administrative Claim on the later of (i) the Effective Date (or as promptly as reasonably practicable thereafter) or (ii) as promptly as reasonably practicable after the date such Claim becomes due and payable

Except for Professional Fee Claims and DIP Claims, and unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Plan Administrator no later than the Administrative Claim Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Objections to such requests must be Filed and served on the Plan Administrator (if the Plan Administrator is not the objecting party) and the requesting party on or before the Administrative Claim Objection Bar Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with, an order of the Bankruptcy Court that becomes a Final Order.

Except for Professional Fee Claims and DIP Claims, Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request on or before the Administrative Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Estates, the Wind-Down Debtors, the Plan Administrator, or the property of any of the foregoing, and such Administrative Claims shall be deemed released as of the Effective Date without the need for any objection from the Debtors, the Wind-Down Debtors or the Plan Administrator or any notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

B.	Payment of Fees and Expenses under Financing Order.

On the Effective Date, and thereafter as invoiced, the Debtors shall pay all fees, expenses, disbursements, contribution or indemnification obligations, including without limitation, attorneys’ and agents’ fees, expenses, and disbursements incurred by each of the following, whether prior to or after the Petition Date and whether prior to or after the Effective Date, of the DIP Agents, the DIP Lenders, the First Lien Notes Trustee, the Term Loan Administrative Agent, and the Term Loan/First Lien Notes Collateral Agent, in each case to the extent payable or reimbursable under or pursuant to the Financing Order, the DIP Credit Agreement, the First Lien Notes Indenture, the Prepetition Security Agreement, or the Term Loan Credit Agreement, as applicable. Such fees, expenses, disbursements, contribution, or indemnification obligations shall constitute Allowed Administrative Claims. Nothing herein shall require the DIP Agents, DIP Lenders, the First Lien Notes Trustee, the Term Loan Administrative Agent, the Term Loan/First Lien Notes Collateral Agent, or their respective Professionals, to file applications, a Proof of Claim, or otherwise seek approval of the Court as a condition to the payment of such Allowed Administrative Claims. For the avoidance of doubt, nothing herein shall be deemed to impair, discharge, or negatively impact or affect the rights of the DIP Agents, the First Lien Notes Trustee, the Term Loan Administrative Agent, and the Term Loan/First Lien Notes Collateral Agent to exercise their charging Liens pursuant to the terms of the DIP Credit Agreement, the First Lien Notes Indenture, the Prepetition Security Agreement, or the Term Loan Credit Agreement, as applicable.

C.	Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The Plan Administrator (or the authorized signatories to the Professional Fee Escrow Account, after consultation with the Plan Administrator) shall pay the amount of the Allowed Professional Fee Claims owing to the Professionals in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

2.	Professional Fee Escrow Account.

As soon as is reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Funds held in the Professional Fee Escrow Account shall not be considered property of the Estates, the Debtors, the Plan Administrator, or the Wind-Down Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Debtors or the Plan Administrator, as applicable, from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ and the Plan Administrator’s obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account and such Allowed Professional Fee Claims shall also be payable from the Wind-Down Reserve. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Wind-Down Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

3.	Professional Fee Amount.

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors and/or the UCC before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Effective Date; provided that such estimate shall not be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Professionals, subject to the Wind-Down Budget. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Wind-Down Debtors or the Plan Administrator, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court; provided that none of the Purchasers shall be liable or otherwise responsible for the payment of any Professional Fee Claims.

D.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, and release of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code; provided that any Allowed Priority Tax Claim that is an Assumed Liability under the Asset Purchase Agreement shall not be an obligation of the Debtors or the Wind-Down Debtor.

E.	DIP Claims.

As of the Effective Date, the DIP Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the DIP Credit Agreement, including principal, interest, fees, costs, other charges, and expenses. Upon the satisfaction of the Allowed DIP Claims in accordance with the terms of this Plan and the Asset Purchase Agreement, or other such treatment as contemplated by this Article II.E of the Plan on the Effective Date all Liens and security interests granted to secure such obligations shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

Except to the extent that a Holder of an Allowed DIP Claim agrees to a less favorable treatment, and solely with respect to that portion of a Holder’s Allowed DIP Claim that has not been satisfied in accordance with the Asset Purchase Agreement prior to the Effective Date, in full and final satisfaction, compromise, settlement, and release of, and in exchange for, each such unsatisfied portion of a Holder’s Allowed DIP Claim, on the Effective Date each such Holder of an Allowed DIP Claim shall receive, pursuant to the Sale Order and the Confirmation Order, its Credit Bid Pro Rata share of the Credit Bid Distributions. The DIP Claims shall be Allowed in the aggregate amount outstanding under the DIP Facility as of the Effective Date.

Pursuant to the DIP Credit Agreement, all distributions pursuant to this Article II.E shall be made to the DIP Agent for distributions to the DIP Lenders in accordance with the DIP Credit Agreement and DIP Credit Documents unless otherwise agreed upon in writing by the DIP Agent and the Debtors. The DIP Agent shall hold or direct distributions for the benefit of the Holders of DIP Claims. The DIP Agent shall retain all rights as DIP Agent under the DIP Credit Documents in connection with the delivery of the distributions to the DIP Lenders. The DIP Agent shall not have any liability to any person with respect to distributions made or directed to be made by such DIP Agent.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 3	ABL Claims and Secured Swap Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 4	First Lien Claims	Impaired	Entitled to Vote

Class 5	[Reserved]

Class 6	Second Lien Notes Claims	Impaired	Entitled to Vote

Class 7	Unsecured Notes Claims	Impaired	Entitled to Vote

Class 8	General Unsecured Claims	Impaired	Entitled to Vote

Class 9	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class 10	Intercompany Interests	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class 11	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 12	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Subject to Article IV hereof, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, and release of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the later of the Effective Date and the date such Holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest or as soon as reasonably practicable thereafter.

1.	Class 1 - Other Priority Claims

(a)	Classification: Class 1 consists of all Other Priority Claims that are not Assumed Liabilities.

(b)	Treatment: Each holder of an Other Priority Claim shall receive payment in full in Cash or other treatment rendering such Claim Unimpaired.

(i)	payment in full in Cash of the unpaid portion of its Other Priority Claim on the later of the Effective Date and such date such Other Priority Claim becomes an Allowed Other Priority Claim; or

(ii)	such other treatment rendering such Holder’s Allowed Other Priority Claim Unimpaired.

(c)

Voting: Class 1 is Unimpaired and Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 - Other Secured Claims

(a)	Classification: Class 2 consists of all Other Secured Claims that are not Assumed Liabilities.

(b)	Treatment: Each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor or Plan Administrator, as applicable:

(i)	payment in full in Cash;

(ii)	delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	such other treatment rendering such Claim Unimpaired.

(c)

Voting: Class 2 is Unimpaired and Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 - ABL Claims and Secured Swap Claims

(a)	Classification: Class 3 consists of all ABL Claims and Secured Swap Claims against any Debtor.

(b)

Treatment: To the extent a holder’s Allowed ABL Claim or Allowed Secured Swap Claim has not been paid in full, in Cash prior to the Effective Date, each holder of an Allowed ABL Claim or Allowed Secured Swap Claim shall receive payment in full, in Cash.

(c)

Voting: Class 3 is Unimpaired and Holders of ABL Claims and Secured Swap Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of ABL Claims and Secured Swap Claims are not entitled to vote to accept or reject the Plan.

4.	Class 4 - First Lien Claims

(a)	Classification: Class 4 consists of all First Lien Claims against any Debtor (excluding First Lien Deficiency Claims (if any) on account thereof).

(b)

Allowance: The First Lien Claims shall be deemed Allowed in the amount of $1,571,414,062.50 (consisting of $1,102,153,062.50 in Term Loan Claims and $469,261,000.00 in First Lien Notes Claims), plus interest, fees, and other expenses and amounts provided for in the Term Loan Credit Agreement and First Lien Notes Indenture, incurred through the Effective Date, solely to the extent Allowed by the Bankruptcy Code.

(c)

Treatment: On the Effective Date, each holder of an Allowed First Lien Claim shall receive, subject to the terms of the Minority First Lien Group Settlement: (a) pursuant to the Sale Transaction, on account of the Aggregate Credit Bid, its Credit Bid Pro Rata share of the Credit Bid Distributions subject to distribution under the Plan and (b) its Pro Rata share of any Cash remaining in the Wind-Down Reserve, Professional Fee Escrow, Administrative / Priority Claims Reserve once all Allowed Claims entitled to payment therefrom have been satisfied and no Disputed Claims that may be entitled to payment from such sources remain to be adjudicated.

(d)	Voting: Class 4 is Impaired under the Plan. Therefore, holders of First Lien Claims are entitled to vote to accept or reject the Plan.

5.	[Reserved]

6.	Class 6 - Second Lien Notes Claims

(a)	Classification: Class 6 consists of all Second Lien Notes Claims against any Debtor (excluding Second Lien Notes Deficiency Claims (if any) on account thereof).

(b)	Allowance: The Second Lien Notes Claims shall be deemed Allowed in the amount of $524,925,000.

(c)

Treatment: Except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, and release of and in exchange for such Allowed Second Lien Notes Claim, each Holder of an Second Lien Notes Claim shall receive, up to the full amount of such Holder’s Allowed Second Lien Notes Claim, its Pro Rata share of any portion of the $1,500,000 of Cash distributed to the Second Lien Notes Trustee on the Effective Date remaining after the application of such Cash to the indemnification claims of the Second Lien Notes Trustee pursuant to the Second Lien Notes Indenture, plus its Pro Rata share of (taken together with the Unsecured Notes Claims, and General Unsecured Claims) any Cash remaining in the Wind-Down Reserve once all Allowed Claims entitled to payment therefrom have been satisfied, no Disputed Claims that may be entitled to payment from such sources remain to be adjudicated, and all First Lien Claims have been satisfied in full, plus its Pro Rata share (taken together with the Unsecured Notes Claims and General Unsecured Claims) of the Unsecured Claims Earnout Pool.

(d)	Voting: Class 6 is Impaired under the Plan. Therefore, holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

7.	Class 7 - Unsecured Notes Claims

(a)	Classification: Class 7 consists of all Unsecured Notes Claims against any Debtor.

(b)	Allowance: The Unsecured Notes Claims shall be deemed Allowed in the amount of $1,346,360,131.29.

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Notes Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, and release of and in exchange for such Allowed Unsecured Notes Claim, each Holder of an Unsecured Notes Claim shall receive, up to the full amount of such Holder’s Allowed Unsecured Notes Claim, its Pro Rata share of any portion of the $750,000 of Cash distributed to the Unsecured Notes Trustees on the Effective Date remaining after the application of such Cash to the indemnification claims of the Unsecured Notes Trustee pursuant to the Unsecured Notes Indentures, plus its Pro Rata share (taken together with the Second Lien Notes Claims and General Unsecured Claims) of any Cash remaining in the Wind-Down Reserve once all Allowed Claims entitled to payment therefrom have been satisfied, no Disputed Claims that may be entitled to payment from such sources remain to be adjudicated, and all First Lien Claims have been satisfied in full, plus its Pro Rata share (taken together with the Second Lien Notes Claims, and General Unsecured Claims) of the Unsecured Claims Earnout Pool.

(d)	Voting: Class 7 is Impaired under the Plan. Therefore, holders of Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

8.	Class 8 - General Unsecured Claims

(a)	Classification: Class 8 consists of all General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment (or such General Unsecured Claim is a First Lien Deficiency Claim), on the Effective Date, in full and final satisfaction, compromise, settlement, and release of and in exchange for such Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, (i) up to the full amount of such Holder’s General Unsecured Claim, its Pro Rata share (taken together with the Second Lien Notes Claims and Unsecured Notes Claims) of any Cash remaining in the Wind-Down Reserve once all Allowed Claims entitled to payment therefrom have been satisfied, no Disputed Claims that may be entitled to payment from such sources remain to be adjudicated, and all First Lien Claims have been satisfied in full, plus its Pro Rata share (taken together with the Second Lien Notes Claims and Unsecured Notes Claims) of the Unsecured Claims Earnout Pool; and (ii) a waiver of any preference actions arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable non-bankruptcy law; provided that, upon the Effective Date, any potential recovery on account of any First Lien Deficiency Claim shall be deemed waived by Holders of First Lien Deficiency Claims and no Holder of a First Lien Deficiency Claim shall receive any recovery on behalf of such Claim.

(c)	Voting: Class 8 is Impaired under the Plan. Therefore, holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.

9.	Class 9 - Intercompany Claims

(a)	Classification: Class 9 consists of all Intercompany Claims.

(b)

Treatment: Each Intercompany Claim shall be, at the option of the Debtors, setoff, contributed, distributed, compromised, settled, Reinstated, canceled and released without any distribution, or otherwise addressed in a manner determined by the Debtors.

(c)

Voting: Holders of Claims in Class 9 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

10.	Class 10 - Intercompany Interests

(a)	Classification: Class 10 consists of all Intercompany Interests.

(b)

Treatment: Each Intercompany Interest shall be, at the option of the Debtors, contributed, distributed, eliminated via merger or other corporate transaction, Reinstated, canceled and released without any distribution, or otherwise addressed in a manner determined by the Debtors.

(c)

Voting: Holders of Interests in Class 10 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

11.	Class 11 - Existing Equity Interests

(a)	Classification: Class 11 consists of all Existing Equity Interests.

(b)

Treatment: Existing Equity Interests will be canceled, released, and extinguished, and will be of no further force or effect. Each holder of an Interest will not receive any distribution on account of such Interest.

(c)

Voting: Class 11 is Impaired. Holders of Existing Equity Interests are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interests are not entitled to vote to accept or reject the Plan.

12.	Class 12 - Section 510(b)

(a)	Classification: Class 12 consists of all Section 510(b) Claims.

(b)

Allowance: Notwithstanding anything to the contrary herein, a Section 510(b) Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court. The Debtors are not aware of any valid Section 510(b) Claim and believe that no such Section 510(b) Claim exists.

(c)	Treatment: Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to holders of such Claims.

(d)

Voting: Class 12 is Impaired and Holders (if any) of Allowed Section 510(b) Claims are conclusively deemed to have rejected the Plan. Therefore, Holders (if any) of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Claims that are Unimpaired, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims that are Unimpaired; provided that the Reinstatement or other treatment of such Claims shall not be inconsistent with the Asset Purchase Agreement. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XII of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

G.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H.	Subordinated Claims.

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors and the Plan Administrator reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute and be deemed a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, or otherwise resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

B.	Restructuring Transactions

On the Effective Date (or before the Effective Date, as specified in the Restructuring Transactions Memorandum), the Debtors shall take all actions set forth in the Restructuring Transactions Memorandum, and enter into any transaction and take any reasonable actions as may be necessary or appropriate to effect the transactions described herein, subject in all respects to the terms set forth herein, including, as applicable: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial Law; and (iv) all other actions that the Debtors and the Purchasers determine to be necessary or appropriate in connection with the Consummation of the Sale Transaction, including, among other things, making filings or recordings that may be required by applicable law in connection with the Plan and authorizing and directing the Term Loan/First Lien Notes Collateral Agent to effectuate the Credit Bid in accordance with the Asset Purchase Agreement and Sale Order and any assignees of the Credit Bid, if applicable, are bound by the terms and provisions of the direction to the Term Loan/First Lien Notes Collateral Agent including, among other things, the Credit Bid Distributions and Credit Bid Pro Rata.

1.	Formation of New PropCo.

On or prior to the Effective Date, PropCo and certain direct or indirect subsidiaries shall be formed for the purpose of acquiring all of PropCo Acquired Assets, assuming all of the PropCo Assumed Liabilities, and issuing the New PropCo Securities pursuant to the Plan.

It is intended that PropCo qualify as a “liquidating trust” within the meaning of Treasury Regulations section 301.7701-4(d). For all federal income tax purposes, the beneficiaries of PropCo will be treated as grantors and owners thereof and will be treated as if they had received an interest in the PropCo Acquired Assets, subject to the PropCo Assumed Liabilities, and contributed the PropCo Acquired Assets, subject to the PropCo Assumed Liabilities, to PropCo in exchange for the New PropCo Securities. PropCo will have no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of PropCo. The PropCo Trustee shall be the trustee of PropCo and shall have the rights, powers, and obligations set forth in PropCo Trust Agreement.

2.	Transfer of Master Lease Agreement and PropCo Acquired Assets to PropCo.

On the Effective Date, pursuant to the Asset Purchase Agreement, the Debtors and any Non-Debtor Affiliates that own assets that are PropCo Acquired Assets shall convey, assign, transfer, and deliver all such PropCo Acquired Assets to PropCo.

On the Effective Date, pursuant to the Asset Purchase Agreement, and in accordance with the terms of the Master Lease Agreement, the Debtors’ interests in the Master Lease Agreement shall be assigned to, and OpCo Purchaser shall consent to such assignment of such interests to, PropCo. In connection with such assignment, the parties to the Master Lease Agreement shall, on or prior to the Effective Date, agree upon the “Pre-Agreed Severed Lease Form” and within 30 days of OpCo Closing agree upon the “Pre-Agreed PSA Form” each in accordance with the Master Lease Agreement (as each term is defined therein).

C.	Sources of Consideration for Plan Distributions.

All amounts necessary for the Debtors, Wind-Down Debtors, OpCo Purchaser, and the PropCo Purchaser, as applicable, to make payments or distributions pursuant hereto shall be, in each case subject to the terms of the Asset Purchase Agreement and the Sale Order) obtained from the proceeds of the Exit ABL Facility, the Exit FILO Facility, Cash of the Debtors, and the OpCo-Company Cash Payment. Unless otherwise agreed, distributions required by this Plan on account of Allowed Claims that are Assumed Liabilities under the Asset Purchase Agreement shall be the sole responsibility of the OpCo Purchaser or PropCo Purchaser, as applicable; provided that any Allowed Administrative Claim that is not an Assumed Liability under the Asset Purchase Agreement shall not be an obligation of Purchasers.

1.	Payment of ABL Claims.

To the extent the ABL Claims have not been satisfied prior to Confirmation of the Plan from proceeds of the OpCo-Company Cash Payment, such ABL Claims shall be paid in full, in Cash, upon the Effective Date.

2.	Creation of the Administrative / Priority Claims Reserve and the Wind-Down Reserve.

On or before the Effective Date, each of the Administrative / Priority Claims Reserve and Wind-Down Reserve shall be funded in accordance with the Asset Purchase Agreement, the Sale Order, and section 1129 of the Bankruptcy Code.

3.	Payment of Cure Costs.

The Debtors shall pay all Cure Costs, if any, pursuant to sections 365 or 1123 of the Bankruptcy Code and in accordance with the Asset Purchase Agreement and Sale Order.

4.	The New PropCo Securities

On the Effective Date, PropCo is authorized to issue or cause to be issued and shall, as provided for in the Restructuring Transactions Memorandum, issue the New PropCo Securities for distribution to the Holders of Allowed DIP Claims and Allowed First Lien Claims in accordance with the terms of this Plan without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person. The New PropCo Securities shall be issued and distributed free and clear of all Liens, Claims, and other Interests. All of the New PropCo Securities issued pursuant to the Plan, as contemplated by the Sale Transaction, shall be duly authorized and validly issued.

D.	Plan Administrator and the Wind-Down Debtors

1.	Vesting of Assets

Except as otherwise provided in the Plan, or any agreement, instrument, or other document incorporated herein or therein, on the Effective Date, the Excluded Assets of the Debtors shall vest in the Wind-Down Debtors for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, the Wind-Down Debtors may, at the direction of the Plan Administrator, and subject to the Asset Purchase Agreement, the Sale Order, and the Confirmation Order, use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

2.	Wind-Down Debtors

On and after the Effective Date, the Wind-Down Debtors shall continue in existence for purposes of (a) resolving Disputed Claims, (b) making distributions on account of Allowed Claims as provided hereunder, (c) establishing and funding the Administrative / Priority Claims Reserve and the Wind-Down Reserve, (d) enforcing and prosecuting Claims, interests, rights, and privileges under the Causes of Action on the Schedule of Retained Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (e) filing appropriate tax returns, (f) complying with its continuing obligations under the Asset Purchase Agreement, if any, (g) liquidating all assets of the Wind-Down Debtors, and (h) otherwise administering the Plan. The Wind-Down Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (i) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court and (ii) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for the Plan Administrator to file motions or substitutions of parties or counsel in each such matter.

3.	Plan Administrator

As set forth below, the Plan Administrator shall act for the Wind-Down Debtors in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same) and retain and have all the rights, powers, and duties necessary to carry out his or her responsibilities under this Plan in accordance with the Wind-Down and as otherwise provided in the Confirmation Order. On the Effective Date, the authority, power, and incumbency of the Persons acting as managers, directors, and officers of the Wind-Down Debtors shall be deemed to have resigned, and the Plan Administrator shall be appointed as the sole manager, sole director, and sole officer of the Wind-Down Debtors, and shall succeed to the powers of the Wind-Down Debtors’ managers, directors, and officers.

From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Wind-Down Debtors as further described in Article VII hereof. The Plan Administrator shall have the authority to sell, liquidate, or otherwise dispose of any and all of the Wind-Down Debtors’ assets without any additional notice to or approval from the Bankruptcy Court.

4.	Board of the Debtors

As of the Effective Date, the existing board of directors or managers, as applicable, of the Debtors shall be dissolved without any further action required on the part of the Debtors or the Debtors’ officers, directors, managers, shareholders, or members, and any remaining officers, directors, managers, or managing members of any Debtor shall be dismissed without any further action required on the part of any such Debtor, the equity holders of the Debtors, the officers, directors, or managers, as applicable, of the Debtors, or the members of any Debtor. Subject in all respects to the terms of this Plan, the Debtors shall be dissolved as soon as practicable on or after the Effective Date, but in no event later than the closing of the Chapter 11 Cases.

As of the Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the Debtors with respect to its affairs. Subject in all respects to the terms of this Plan, the Plan Administrator shall have the power and authority to take any action necessary to wind-down and dissolve any of the Debtors, and shall: (a) file a certificate of dissolution for any of the Debtors, together with all other necessary corporate and company documents, to effect the dissolution of any of the Debtors under the applicable laws of each applicable Debtor’s state of formation; and (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any of the Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws; and (c) represent the interests of the Debtors or the Estates before any taxing authority in all tax matters, including any action, suit, proceeding, or audit.

The filing by the Plan Administrator of any of the Debtors’ certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, board of directors, or board of managers of the Debtors or any of their Affiliates.

5.	Tax Returns

After the Effective Date and subject to the Asset Purchase Agreement, the Plan Administrator shall complete and file all final or otherwise required federal, state, provincial, and local tax returns for each of the Debtors and the Wind-Down Debtors.

6.	Dissolution of the Wind- Down Debtors

Upon a certification to be Filed with the Bankruptcy Court by the Plan Administrator of all distributions having been made and completion of all its duties under the Plan and entry of a final decree closing the last of the Chapter 11 Cases, the Wind-Down Debtors shall be deemed to be dissolved without any further action by the Plan Administrator, including the filing of any documents with the secretary of state for the state in which the Debtors are formed or any other jurisdiction. Notwithstanding the foregoing, the Plan Administrator shall retain the authority to take all necessary actions to dissolve the Debtors in, and withdraw the Debtors from, applicable states and provinces to the extent required by applicable law.

E.	Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors’ Estates that have not been previously released shall be fully released, settled, and compromised, and the holder of such mortgages, deeds of trust, Liens, pledges, or other security interest against any property of the Debtors’ Estates shall be authorized to take such actions as may be reasonably requested by the Debtors to evidence such releases, at the sole expense of the Debtors or Wind-Down Debtors, as applicable.

F.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except as otherwise specifically provided for in the Plan or the Asset Purchase Agreement: (1) the obligations under the DIP Credit Documents, First Lien Debt Documents, the ABL Credit Agreement, and any other certificate, Security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan) shall be cancelled, except as set forth herein, and the Wind-Down Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released.

Notwithstanding the foregoing, (a) no Executory Contract or Unexpired Lease (i) that has been, or will be, assumed pursuant to section 365 of the Bankruptcy Code or (ii) relating to a Claim that was paid in full prior to the Effective Date, shall be terminated or cancelled on the Effective Date, (b) the First Lien Debt Documents, the Second Lien Notes Indenture, the Unsecured Notes Indentures, and the ABL Credit Agreement shall continue in effect solely for the purpose of (i) allowing Holders of the First Lien Claims and ABL Claims, as applicable, the First Lien Notes Trustee, the Second Lien Notes Trustee, and the Unsecured Notes Trustee to receive the distributions provided for under the Plan, (ii) allowing the Term Loan Administrative Agent, the Term Loan/First Lien Notes Collateral Agent, the First Lien Notes Trustee, the Second Lien Notes Trustee, the Unsecured Notes Trustee, and the ABL Agent to receive or direct distributions from the Debtors and to make further distributions to the Holders of such Claims on account of such Claims, as set forth in Article VI.A of the Plan, (iii) preserving all rights, including rights of enforcement, of the Term Loan Administrative Agent, the First Lien Notes Trustee, the Term Loan/First Lien Notes Collateral Agent, the Second Lien Notes Trustee, the Unsecured Notes Trustee, and the ABL Agent to indemnification or contribution pursuant and subject to the terms of the ABL Credit Agreement and the First Lien Debt Documents in respect of any Claim or Cause of Action asserted against the Term Loan Administrative Agent, and the First Lien Notes Trustee, as applicable, (iv) permitting each of the Term Loan/First Lien Notes Collateral Agent, the First Lien Notes Trustee, the Second Lien Notes Trustee, the Unsecured Notes Trustee, ABL Agent and the Term Loan Administrative Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, and (v) preserving any rights of the DIP Agent, DIP Collateral Agent, First Lien Notes Trustee, Term Loan Administrative Agent, Term Loan/First Lien Notes Collateral Agent, Unsecured Notes Trustees, Second Lien Notes Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under the relevant indenture, Prepetition Security Agreement, Term Loan Credit Agreement, or DIP Credit Agreement, including any rights to priority of payment and/or to exercise charging Liens.

Each of the ABL Agent and the Term Loan Administrative Agent shall be released and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the ABL Agent and the Term Loan Administrative Agent and their respective representatives and Professionals of any obligations and duties required under or related to the Plan or Confirmation Order, each of the ABL Agent and the Term Loan Administrative Agent shall be relieved of and released from any obligations and duties arising thereunder.

Except as provided in this Plan, on the Effective Date, the DIP Agent and its respective agents, successors, and assigns shall be automatically and fully released of all of their duties and obligations associated with the DIP Credit Documents. The commitments and obligations, if any, of the DIP Lenders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries, or any of their respective successors or assigns under the DIP Credit Documents, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

G.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved in all respects, including: (1) selection of the Plan Administrator; (2) implementation of the Restructuring Transactions; (3) Consummation of the PropCo Sale and (4) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan or deemed necessary or desirable by the Debtors, before, on, or after the Effective Date involving the corporate structure of the Debtors or the Wind-Down Debtors, and any corporate action required by the Debtors or the Wind-Down Debtors in connection with the Plan or corporate structure of the Debtors or the Wind-Down Debtors shall be deemed to have occurred and shall be in effect on the Effective Date, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Plan Administrator. Before, on, or after the Effective Date, the appropriate officers of the Debtors or the Plan Administrator, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Debtors or the Wind-Down Debtors, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under non-bankruptcy law.

H.	New Organizational Documents.

The New Organizational Documents will prohibit the issuance of non-voting Equity Securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the New Organizational Documents may be amended or restated as permitted by such documents and the Laws of their respective states, provinces, or countries of incorporation or organization.

I.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Plan Administrator may issue, execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the Sale Transaction, and the instruments issued pursuant to the Plan in the name of and on behalf of the Wind-Down Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

J.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code and applicable law, any transfers of property under the Plan (including pursuant to the Asset Purchase Agreement) or pursuant to (1) the issuance, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Wind-Down Debtors, including in accordance with the Asset Purchase Agreement, (2) the Restructuring Transactions, (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (4) the making, assignment, or recording of any lease or sublease, or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Sale Transaction), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

K.	Exemption from Securities Act Registration

The issuance of New PropCo Securities under the Plan is expected to be exempt pursuant to section 1145 of the Bankruptcy Code. Thus, the New PropCo Securities to be issued under the Plan (a) would not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) would be freely tradable and transferable by any initial recipient thereof that (i) is not an “Affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “Affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. Should PropCo elect on or after the Effective Date to reflect any ownership of the New PropCo Securities to be issued under the Plan through the facilities of DTC, PropCo need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New PropCo Securities (to the extent they are deemed to be securities) to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New PropCo Securities (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New PropCo Securities (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding any policies, practices, or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by a Disbursing Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distribution be characterized as repayments of principal or interest. No Disbursing Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Claims through the facilities of DTC.

To the extent that section 1145 of the Bankruptcy Code is inapplicable, the offering, issuance, exchange, or distribution of any securities pursuant to the Plan is or shall be conducted in a manner that is exempt from the registration requirements of section 5 of the Securities Act, pursuant to section 4(a)(2) of the Securities Act and/or the regulations promulgated thereunder (including Regulation D). To the extent such securities are issued in reliance on Section 4(a)(2) of the Securities Act or Regulation D thereunder, each will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law. In that regard, each recipient shall be required to make customary representations to the Debtors including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a qualified institutional buyer (as defined under Rule 144A promulgated under the Securities Act).

L.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VII and Article X hereof and the Asset Purchase Agreement, the Plan Administrator shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action and notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan, other than Avoidance Actions and the Causes of Action (a) that constitute OpCo Acquired Assets or PropCo Acquired Assets, (b) released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article X, or (c) waived in accordance with Article IV.L which in the case of the foregoing (b) or (c) shall be deemed released and waived by the Debtors and the Wind-Down Debtors as of the Effective Date.

The Plan Administrator may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Wind-Down Debtors. The Plan Administrator shall retain and may exclusively enforce any and all such Causes of Action. The Plan Administrator shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Plan Administrator will not pursue any and all available Causes of Action against it, except as assigned or transferred to the Purchaser Group in accordance with the Asset Purchase Agreement or otherwise expressly provided in the Plan, including this Article IV and Article X of the Plan. Unless any such Causes of Action against an Entity are expressly waived (including pursuant to Article IV.L of the Plan), relinquished, exculpated, released, compromised, assigned, or transferred to the Purchaser Group in accordance with the Asset Purchase Agreement, or settled in the Plan or a Final Order, the Plan Administrator expressly reserves all such Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, Claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

M.	Pension Plan.

With respect to the Pension Plan, no provision of the Disclosure Statement, Plan, Confirmation Order, or section 1141 of the Bankruptcy Code shall be construed to discharge, release, or relieve any parties in interest (as defined in 29 U.S.C. § 1002(14)) to the Pension Plan from liabilities or requirements that are both (i) described within 29 U.S.C. §§ 1101 – 1114 and (ii) enforced solely by the PBGC or the Pension Plan. PBGC and the Pension Plan will not be enjoined or precluded from enforcing such liability with respect to the Pension Plan as a result of any provision of the Disclosure Statement, Plan, Confirmation Order, or section 1141 of the Bankruptcy Code.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Subject to the Sale Order (including the Assignment Procedures (as defined in the Sale Order)), on the Effective Date, except as otherwise provided herein, each Executory Contract or Unexpired Lease not previously assumed, assumed and assigned, or rejected shall be deemed automatically rejected by the applicable Debtor, unless otherwise agreed by the applicable lessor, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Schedule of Assigned Contracts or the Potentially Assigned Contracts Lists (as defined in the Sale Order); (2) have been previously assumed or rejected by the Debtors pursuant to the Assignment Procedures or any other Bankruptcy Court order; (3) are the subject of a Filed motion to assume, assume and assign, or reject such Executory Contract or Unexpired Lease (or of a Filed objection with respect to the proposed assumption and assignment of such contract) that is pending on the Effective Date; or (4) are a contract, release, or other agreement or document entered into in connection with the Plan; provided that with respect to any Unexpired Leases designated for non-assignment at the expiration of the OpCo Designation Rights Period or PropCo Designation Rights Period, as applicable, the effective date of rejection of such Unexpired Leases, unless otherwise agreed by the applicable lessor or pursuant to an order of the Bankruptcy Court, will be deemed to occur on the earlier of (i) the Effective Date and (ii) the date that the Debtors in writing (email sufficient) surrender the premises to the landlord, confirm the Debtors are unequivocally relinquishing possession and control of the Premises, and return the keys, key codes, or security codes, if any, to the affected landlord, or notify the affected landlord in writing (email sufficient) that the keys, key codes, and security codes, if any, are not available, but the landlord may rekey the leased premises; provided further, that, on the date the Debtors surrender the premises as set forth in subsection (ii) above, all property remaining in the Premises will be deemed abandoned free and clear of any interests, liens, and encumbrances and Landlords may dispose of such property without further notice or court order, unless otherwise agreed by the applicable lessors. Notwithstanding anything to the contrary in the Plan or Confirmation Order, the rights of counterparties to Unexpired Leases of nonresidential real property to object to the continued possession of such leased property, including the ability to conduct GOB sales on the properties, or failure to comply with any other lease terms or obligations, including payment of rents and charges and insurance obligations, in each case related to such Unexpired Lease following entry of the Confirmation Order are expressly preserved, and the rights of such counterparties to request such objection be heard on shortened notice are preserved.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving, subject to and upon the occurrence of the Effective Date, the assumptions, assumptions and assignments, or rejections of the Executory Contracts and Unexpired Leases as set forth in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code, except as otherwise provided in the Plan, the Confirmation Order or the Sale Order. Any Filed motions, Executory Contracts and Unexpired Leases noticed for assumption and assignment with a pending objection that has not yet been resolved, to assume, assume and assign, or reject any Executory Contracts or Unexpired Leases that are pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order but may be withdrawn, settled, or otherwise prosecuted by the Plan Administrator, with any such disposition to be deemed to effect an assumption, assumption and assignment, or rejection, as applicable, as of the Effective Date.

Subject to the Sale Order and the Asset Purchase Agreement, each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party on or prior to the Effective Date, shall revest in the Debtors and be fully enforceable by the Plan Administrator in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal Law.

Subject to the Sale Order, to the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Plan Administrator, as applicable, reserve the right to alter, amend, modify, or supplement (i) the Schedule of Rejected Executory Contracts and Unexpired Leases (a) with respect to OpCo Available Contracts, with the consent of the OpCo Purchaser, at any time up to the earlier of (x) 90 days following the OpCo Closing Date, (y) February 28, 2021, and (z) solely with respect to unexpired Leases for nonresidential real property, the deadline set forth in section 365(d)(4) of the Bankruptcy Code, consistent with the Asset Purchase Agreement (the “OpCo Designation Rights Period”) and (b) with respect to PropCo Available Contracts (as defined in the Asset Purchase Agreement), with the consent of the PropCo Purchaser, at any time up to the earlier of (a) the Effective Date, (b) PropCo Closing, and (c) solely with respect to unexpired Leases for nonresidential real property, the deadline set forth in section 365(d)(4) of the Bankruptcy Code (the “PropCo Designation Rights Period”), or (ii) the Schedule of PropCo Assigned Contracts, with the consent of the PropCo Purchaser, at any time up to the expiration of the PropCo Designation Rights Period, consistent with the Asset Purchase Agreement. Notwithstanding anything to the contrary in this Article V.A, during the OpCo Designation Rights Period, the Debtors may update or correct the OpCo Available Contracts or the Potentially Assigned Contracts Lists (as defined in the Sale Order) after the Effective Date to include any Executory Contract inadvertently excluded from such schedule; provided that the foregoing shall not apply to Unexpired Leases of non-residential real property.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection under section 365 of the Bankruptcy Code, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Estates, the Wind-Down Debtors, the Plan Administrator, or the Purchaser Group, or the property of any of the foregoing Entities without the need for any objection by the Plan Administrator or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied and released, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B and may be objected to in accordance with the provisions of Article IX of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Unless the parties to such Executory Contracts or Unexpired Leases may otherwise agree, any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment in Cash of the Cure Costs, on, or as promptly as reasonably practicable thereafter, the Effective Date; provided that the Cure Costs in connection with the Assigned Contracts shall be satisfied in accordance with the terms in the Asset Purchase Agreement and the Sale Order (including the Assignment Procedures). In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Debtors, the Purchaser Group, or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, any such dispute shall be resolved and Cure Costs paid as set forth in the Sale Order (including the Assignment Procedures) or Confirmation Order.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan, the Asset Purchase Agreement, the Sale Order or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the Effective Date of assumption; provided that notwithstanding anything in this Plan, the Asset Purchase Agreement, the Sale Order, the Plan Supplement, or otherwise to the contrary, any non-Debtor party to any such Executory Contract or Unexpired Lease shall be entitled to receive, and nothing herein shall release or result in the satisfaction of such party’s right to receive, payment in full of all Cure Costs and all amounts that have accrued or otherwise arisen as of the Effective Date (but are not in default as of the Effective Date) with respect to any Executory Contract or Unexpired Lease.

Notwithstanding anything to the contrary in the Sale Order or the Plan (including the releases set forth herein or in the Confirmation Order), and subject to any arrangement between the respective parties to the Asset Purchase Agreement as to such liability, with respect to any assumed and assigned Unexpired Lease of nonresidential real property or any Restrictive Covenant, the Debtors, the Wind Down Debtors, the OpCo Purchaser and the PropCo Purchaser, as applicable, shall be liable to the counterparty to such Unexpired Lease or Restrictive Covenant to the extent provided for in the Asset Purchase Agreement or other agreement with the applicable counterparty or as determined by order of the Bankruptcy Court for the following: (1) amounts owed under any assumed and assigned Unexpired Lease of nonresidential real property or Restrictive Covenant that are unbilled or not yet due as of the effective date of the assignment, regardless of when such amounts accrued, such as common area maintenance, insurance, taxes, and similar charges; (2) any regular or periodic adjustment or reconciliation of charges under the assumed and assigned Unexpired Lease of nonresidential real property or Restrictive Covenant that are not due or have not been determined as of the date of the effective date of the assignment; (3) any percentage rent that may come due under the assumed and assigned Unexpired Lease of nonresidential real property; (4) indemnification obligations, if any, up to the date of the effective date of the assignment; and (5) any unpaid Cure Costs under the assumed and assigned Unexpired Lease of nonresidential real property, each calculated in accordance with the terms of any applicable amendment to such Unexpired Lease of nonresidential real property. Nothing in this Plan shall impair the right of a counterparty to an Executory Contract or Unexpired Lease to assert a claim for rejection damages in accordance with section 365 of the Bankruptcy Code, or receive an allowed General Unsecured Claim on account of such rejection damages, and nothing in this Plan or the Confirmation Order shall impair the right of a counterparty to an Unexpired Lease of nonresidential real property to object to the assumption and assignment of such Unexpired Lease on grounds of inadequate assurance of future performance.

Except as otherwise agreed by any of the Debtors and any non-Debtor counterparty to any Executory Contract or Unexpired Lease, following the assumption of any such Executory Contract or Unexpired Lease, any Filed Proofs of Claim with respect to the Executory Contract or Unexpired Lease are deemed to be disallowed and expunged upon full satisfaction of monetary defaults and, to the extent required under section 365 of the Bankruptcy Code, satisfaction of non-monetary defaults.

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan, the Asset Purchase Agreement, or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Debtors (for themselves and for their successors) expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

E.	Indemnification Provisions.

All Indemnification Provisions, consistent with applicable law, currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other Professionals of the Debtors, as applicable, shall be Reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other Professionals of the Debtors than the Indemnification Provisions in place prior to the Effective Date.

The Debtors shall maintain tail coverage under any directors’ and officers’ insurance policies for the six-year period following the Effective Date on terms no less favorable than under, and with an aggregate limit of liability no less than the aggregate limit of liability under, the directors’ and officers’ existing insurance policies. In addition to such tail coverage, the directors’ and officers’ insurance policies shall remain in place in the ordinary course during the Chapter 11 Cases.

The Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including the “tail policy”) in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including purchasing any tail coverage.

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, the Sale Order, or the Asset Purchase Agreement, each assumed and assigned Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including easements, reciprocal easement agreements, construction operating and reciprocal easement agreements, operating or redevelopment agreements, covenants, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of PropCo Assigned Contracts or the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Plan Administrator, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan or the Sale Order. Following the expiration of the OpCo Designation Rights Period and the PropCo Designation Rights Period, as applicable, the Debtors may not subsequently reject any Unexpired Lease previously designated as assumed or assumed and assigned and may not assume or assume and assign an Unexpired Lease previously designated as rejected on the Schedules of Assumed and Rejected Contracts absent the consent of the applicable lessor or order of the Bankruptcy Court. For the avoidance of doubt, and notwithstanding anything to the contrary in the Plan or Confirmation Order, a final and timely designation with respect to all Unexpired Leases of nonresidential real property will be made by the earlier of (i) the deadline set forth in section 365(d)(4)(A)(i) of the Bankruptcy Code; or (ii) the date of the entry of the Confirmation Order.

H.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor (but excluding any Assigned Contracts), will be performed by the applicable Debtor or, after the Effective Date, the Wind-Down Debtors, liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases but excluding any Executory Contracts or Unexpired Leases that have been rejected as of the date of entry of the Confirmation Order) will survive and remain unaffected by entry of the Confirmation Order.

J.	Sale Order Assignment Procedures.

Nothing contained in the Plan or the Confirmation Order constitutes or shall be construed as any modification or amendment of the Sale Order or the Assignment Procedures attached thereto.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Initial Distribution Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Initial Distribution Date, on the next Quarterly Distribution Date after such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), or as soon as is reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article IX hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan, provided that Claims held by a single entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released pursuant to Article X of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay fees payable pursuant to section 1930(a) of the Judicial Code until such time as a particular Chapter 11 Case is closed, dismissed, or converted, whichever occurs first.

C.	Distributions Generally

Except as otherwise provided herein, distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Wind-Down Debtors.

Notwithstanding any provision of the Plan to the contrary, distributions to Holders of DIP Claims shall be made to or at the direction of the DIP Agent and distributions to Holders of First Lien Claims shall be made to or at the direction of each of the Term Loan Administrative Agent or the First Lien Notes Trustee, as applicable, each of which shall act as Disbursing Agent for distributions to the respective Holders of First Lien Claims, as applicable, in each case, at the sole expense of the Debtors or Wind-Down Debtors, as applicable. The First Lien Notes Trustee shall arrange to deliver such distributions to or on behalf of such Holders of First Lien Claims subject to the charging Lien in the First Lien Notes Indenture, and regardless of whether such distributions are made by the First Lien Notes Trustee or by the Disbursing Agent at the reasonable direction of the First Lien Notes Trustee, the charging Lien in the First Lien Notes Indenture shall attach to the distributions to Holders of the First Lien Claims in the same manner as if such distributions were made through the First Lien Notes Trustee. The First Lien Notes Trustee may establish its own record date for distribution and shall transfer or direct the transfer of such distributions through the facilities of DTC. The First Lien Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or reorganized Debtors, as applicable, shall use commercially reasonable efforts to (i) seek the cooperation of DTC with respect to effectuating distributions and the cancellation of the First Lien Notes as of the Effective Date, and (ii) seek the cooperation of the relevant bank and broker participants in the DTC system to facilitate delivery of the distribution directly to the relevant beneficial owners as soon as practicable after the Effective Date. None of the DIP Agent, the Term Loan Administrative Agent, or the First Lien Notes Trustee shall incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

Notwithstanding any provision of the Plan to the contrary, distributions to Holders of Second Lien Notes Claims shall be made to or at the direction of the Second Lien Notes Trustee and distributions to Holders of Unsecured Notes Claims shall be made to or at the direction of the Unsecured Notes Trustee, each of which shall act as Disbursing Agent for distributions to the respective Holders of Second Lien Notes Claims and Unsecured Notes Claims, as applicable, in each case, at the sole expense of the Debtors or Wind-Down Debtors, as applicable. The Second Lien Notes Trustee and the Unsecured Notes Trustee, as applicable, shall arrange to deliver such distributions to or on behalf of such Holders of Second Lien Notes Claims and Unsecured Notes Claims, subject to the charging Liens in the Second Lien Notes Indenture and the Unsecured Notes Indenture. The Second Lien Notes Trustee and the Unsecured Notes Trustee, as applicable, may, but are not required to, establish its own record date for distribution and shall transfer or direct the transfer of such distributions through the facilities of DTC. All distributions to be made to Holders of Second Lien Notes Claims and Unsecured Notes Claims through DTC shall be made eligible for distribution through the facilities of DTC and, for the avoidance of doubt, under no circumstances will the Second Lien Notes Trustee or the Unsecured Notes Trustee be responsible for making or required to make any distribution under the Plan to Holders of Allowed Notes Claims if such distribution is not eligible to be distributed through the facilities of DTC. Neither the Second Lien Notes Trustee nor the Unsecured Notes shall incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ Professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement Claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash from the Wind-Down Reserve.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Initial Distribution Date

Except as otherwise provided herein, on the Initial Distribution Date, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ books and records or the register or related document maintained by, as applicable, the DIP Agent as of the date of any such distribution; provided that the manner of such distributions shall be determined at the reasonable discretion of the Disbursing Agent; provided, further, that the address for each Holder of an Allowed Claim or Interest shall be deemed to be the address set forth in, as applicable, any Proof of Claim or Proof of Interest Filed by such Holder, or, if no Proof of Claim or Proof of Interest has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim.

2.	Quarterly Distribution Date

Except as otherwise determined by the Plan Administrator in its reasonable discretion, on each Quarterly Distribution Date or as soon thereafter as is reasonably practicable, the Disbursing Agent shall make the distributions required to be made on account of Allowed Claims and Interests under the Plan on such date. Any distribution that is not made on the Initial Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that distribution is not an Allowed Claim or Interest on such date, shall be distributed on the first Quarterly Distribution Date after such Claim or Interest is Allowed. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI of the Plan.

3.	Minimum Distributions.

No fractional interests in New PropCo Securities shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of New PropCo Securities that is not a whole number, the actual distribution of New PropCo Securities shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized New PropCo Securities to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding. For distribution purposes (including rounding), DTC will be treated as a single holder.

No Cash payment of less than $100.00 shall be made to a holder of an Allowed Claim on account of such Allowed Claim.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of twelve months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Wind-Down Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property Laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be released and forever barred.

A distribution shall be deemed unclaimed if a Holder has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Plan Administrator of an intent to accept a particular distribution; (c) responded to the Debtors’ or Plan Administrator’s requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

E.	Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Distributions on Account of Claims or Interests Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to Holders of Disputed Claims or Interests that are not Allowed Claims or Interests as of the Effective Date, but which later become Allowed Claims or Interests, as applicable, shall be paid out of the Wind-Down Reserve, or the Administrative / Priority Claim Reserve and shall be deemed to have been made on the applicable Quarterly Distribution Date after they have actually been made, unless the Plan Administrator and the applicable Holder of such Claim or Interest agree otherwise. No interest shall accrue or be paid on a Disputed Claim before it becomes an Allowed Claim in accordance with Article IX of the Plan.

2.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Plan Administrator, on the one hand, and the Holder of a Disputed Claim or Interest, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim or Interest until the Disputed Claim or Interest has become an Allowed Claim or Interest, as applicable, or has otherwise been resolved by settlement or Final Order; provided that if the Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim, the Holder of such Disputed Claim shall be entitled to a distribution on account of that portion of such Claim, if any, that is not Disputed at the time and in the manner that the Disbursing Agent makes distributions to similarly-situated Holders of Allowed Claims pursuant to the Plan.

G.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors or the Plan Administrator, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Plan Administrator, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

H.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan (including Article III.B.4), the Financing Order, or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

J.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.	Setoffs and Recoupment.

Except as expressly provided in this Plan, the Plan Administrator may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan distributions to be made on account of any Allowed Claim, any and all Claims, rights, and Causes of Action that such Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or its successor of any and all Claims, rights, and Causes of Action that such Debtor or its successor may possess against the applicable Holder.

L.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

To the extent that the Holder of an Allowed Claim receives payment in full on account of such Claim from a party that is not a Debtor or Wind-Down Debtor, such Holder shall be barred from asserting such Claim against the Debtors and precluded from voting on any plans of reorganization filed in these Chapter 11 Cases and/or receiving distributions from the Debtors on account of such Claims in these Chapter 11 Cases. The Debtors or the Wind-Down Debtors, as applicable, shall be authorized to update the Claims Register to remove any Claims Filed with respect to an Executory Contract or Unexpired Lease that received payment in full on account of such Claim from a party that is not a Debtor or Wind-Down Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Wind-Down Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Debtor or Wind-Down Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the Debtors or the Wind-Down Debtors, as applicable, shall be authorized to update the Claims Register to remove the applicable portion of such Claim.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything herein to the contrary (including, without limitation, Article X), nothing shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII

THE PLAN ADMINISTRATOR

A.	The Plan Administrator

The powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to administer and distribute the amounts set forth in the Administrative / Priority Claims Reserve and the Wind-Down Reserve in accordance with the Plan, and wind-down the business and affairs of the Debtors and Wind-Down Debtors, including (all without further order of the Bankruptcy Court): (1) liquidating, receiving, holding, investing, supervising, and protecting the assets of the Wind-Down Debtors, the Administrative / Priority Claims Reserve, and the Wind-Down Reserve; (2) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan from the Administrative / Priority Claims Reserve and the Wind-Down Reserve; (3) making distributions from the Administrative / Priority Claims Reserve and the Wind-Down Reserve as contemplated under the Plan; (4) establishing and maintaining bank accounts in the name of the Wind-Down Debtors; (5) subject to the terms set forth herein, employing, retaining, terminating, or replacing professionals to represent it with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary; (6) paying all reasonable fees, expenses, debts, charges, and liabilities of the Wind-Down Debtors; (7) administering and paying taxes of the Wind-Down Debtors, including filing tax returns; (8) representing the interests of the Wind-Down Debtors or the Estates before any taxing authority in all matters, including any action, suit, proceeding, or audit; (9) complying with the Debtors’ continuing obligations under the Sale Order and the Asset Purchase Agreement; and (10) exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan in accordance with the Wind-Down Reserve.

The Plan Administrator may resign at any time upon 30 days’ written notice delivered to the PropCo Purchaser, the Wind-Down Debtors, and the Bankruptcy Court; provided that such resignation shall only become effective upon the appointment of a permanent or interim successor Plan Administrator, to be chosen by the PropCo Purchaser, with the consent of the Debtors (not to be unreasonably withheld). Upon any other vacancy of the Plan Administrator, a permanent or interim successor Plan Administrator shall be chosen by the PropCo Purchaser and Wind-Down Debtors. Upon its appointment, the successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of its predecessor and all responsibilities of the predecessor Plan Administrator relating to the Wind-Down Debtors shall be terminated.

1.	Plan Administrator Rights and Powers

The Plan Administrator shall retain and have all the rights, powers, and duties necessary to carry out his or her responsibilities under this Plan in accordance with the Wind-Down Reserve, and as otherwise provided in the Confirmation Order. The Plan Administrator shall be the exclusive trustee of the assets of the Wind-Down Debtors for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

2.	Retention of Professionals

The Plan Administrator shall have the right, subject to the Wind-Down Reserve, to retain the services of attorneys, accountants, and other professionals that, in the discretion of the Plan Administrator, are necessary to assist the Plan Administrator in the performance of his or her duties. The reasonable fees and expenses of such professionals shall be paid by the Wind-Down Debtors from the Wind-Down Reserve upon the monthly submission of statements to the Plan Administrator to the extent set forth in the Wind-Down Reserve. The payment of the reasonable fees and expenses of the Plan Administrator’s retained professionals shall be made in the ordinary course of business from the Wind-Down Reserve and shall not be subject to the approval of the Bankruptcy Court.

3.	Compensation of the Plan Administrator

The Plan Administrator’s compensation, on a post-Effective Date basis, shall be as described in the Plan Supplement and paid out of the Wind-Down Reserve. Except as otherwise ordered by the Bankruptcy Court, the fees and expenses incurred by the Plan Administrator on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including attorney fees and expenses) made by the Plan Administrator in connection with such Plan Administrator’s duties shall be paid without any further notice to, or action, order, or approval of, the Bankruptcy Court in Cash from the Wind-Down Reserve if such amounts relate to any actions taken hereunder.

4.	Plan Administrator Expenses

All costs, expenses and obligations incurred by the Plan Administrator in administering this Plan, the Wind-Down Debtors, or in any manner connected, incidental or related thereto, in effecting distributions from the Wind-Down Debtors thereunder (including the reimbursement of reasonable expenses) shall be incurred and paid in accordance with the Wind-Down Budget. Such costs, expenses and obligations shall be paid from the Wind-Down Reserve.

The Debtors and the Plan Administrator, as applicable, shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. However, in the event that the Plan Administrator is so ordered after the Effective Date, all costs and expenses of procuring any such bond or surety shall be paid for with Cash from the Wind-Down Reserve.

B.	Wind-Down

On and after the Effective Date, the Plan Administrator will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind-down and dissolve the Debtors’ Estates.

As soon as practicable after the Effective Date, the Plan Administrator shall: (1) cause the Debtors and the Wind-Down Debtors, as applicable, to comply with, and abide by, the terms of the Plan, Confirmation Order, Asset Purchase Agreement, the Sale Order, and any other documents contemplated thereby; (2) to the extent applicable, file a certificate of dissolution or equivalent document, together with all other necessary corporate and company documents, to effect the dissolution of the Debtors under the applicable laws of their state of incorporation or formation (as applicable); and (3) take such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. Any certificate of dissolution or equivalent document may be executed by the Plan Administrator without need for any action or approval by the shareholders or board of directors or managers of any Debtor. From and after the Effective Date, except with respect to Wind-Down Debtors as set forth herein, the Debtors (1) for all purposes shall be deemed to have withdrawn their business operations from any state in which the Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, (2) shall be deemed to have canceled pursuant to this Plan all Interests, and (3) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date. For the avoidance of doubt, notwithstanding the Debtors’ dissolution, the Debtors shall be deemed to remain intact solely with respect to the preparation, filing, review, and resolution of applications for Professional Fee Claims.

The filing of the final monthly report (for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Plan Administrator.

C.	Exculpation, Indemnification, Insurance & Liability Limitation

The Plan Administrator and all professionals retained by the Plan Administrator, each in their capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Wind-Down Debtors. The Plan Administrator may obtain, at the expense of the Wind-Down Debtors and with funds from the Wind-Down Reserve, commercially reasonable liability or other appropriate insurance with respect to the indemnification obligations of the Wind-Down Debtors. The Plan Administrator may rely upon written information previously generated by the Debtors.

For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Plan Administrator in its capacity as such, shall have no liability whatsoever to any party for the liabilities and/or obligations, however created, whether direct or indirect, in tort, contract, or otherwise, of the Debtors.

D.	Tax Returns

After the Effective Date, the Plan Administrator shall complete and file all final or otherwise required federal, state, and local tax returns for each of the Debtors, and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of such Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

ARTICLE VIII

RESERVES ADMINISTERED BY THE PLAN ADMINISTRATOR

A.	Establishment of Reserve Accounts

The Plan Administrator shall establish each of the Administrative / Priority Claims Reserve and the Wind-Down Reserve (which may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of the Plan Administrator). The Wind-Down Reserve shall be funded in the amount of the Wind-Down Amount.

B.	Undeliverable Distribution Reserve

1.	Deposits

If a distribution to any Holder of an Allowed Claim is returned to the Plan Administrator as undeliverable or is otherwise unclaimed, such distribution shall be deposited in a segregated, interest-bearing account, designated as an “Undeliverable Distribution Reserve,” for the benefit of such Holder until such time as such distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with Article VIII.B.2 of this Plan.

2.	Forfeiture

Any Holder of an Allowed Claim that does not assert a Claim pursuant to this Plan for an undeliverable or unclaimed distribution within twelve months after the first distribution is made to such Holder shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such Claim for the undeliverable or unclaimed distribution against any Debtor, any Estate, the Plan Administrator, the Wind-Down Debtors, or their respective properties or assets. In such cases, any Cash or other property held by the Wind-Down Debtors in the Undeliverable Distribution Reserve for distribution on account of such Claims for undeliverable or unclaimed distributions, including the interest that has accrued on such undeliverable or unclaimed distribution while in the Undeliverable Distribution Reserve, shall become the property of the Wind-Down Debtors, notwithstanding any federal or state escheat laws to the contrary, and shall promptly be transferred to the Wind-Down Reserve to be distributed according to the priority set forth in Article VIII.D without any further action or order of the Court.

3.	Disclaimer

The Plan Administrator and his or her respective agents and attorneys are under no duty to take any action to attempt to locate any Claim Holder; provided that in his or her sole discretion, the Plan Administrator may periodically publish notice of unclaimed distributions.

4.	Distribution from Reserve

Within fifteen (15) Business Days after the Holder of an Allowed Claim satisfies the requirements of this Plan, such that the distribution(s) attributable to its Claim is no longer an undeliverable or unclaimed distribution (provided that satisfaction occurs within the time limits set forth in Article VIII.B of this Plan), the Plan Administrator shall distribute out of the Undeliverable Distribution Reserve the amount of the undeliverable or unclaimed distribution attributable to such Claim.

C.	Wind-Down Reserve

On the Effective Date, the Plan Administrator shall establish the Wind-Down Reserve by depositing Cash, in the amount of the Wind-Down Amount into the Wind-Down Reserve. The Wind-Down Reserve shall be used by the Plan Administrator solely to satisfy the expenses of Wind-Down Debtors and the Plan Administrator as set forth in the Plan and Wind-Down Budget; provided that all costs and expenses associated with the winding up of the Wind-Down Debtors and the storage of records and documents of the Wind-Down Debtors (and excluding, for the avoidance of doubt, records and documents related to any Acquired Assets or Assumed Liabilities) shall constitute expenses of the Wind-Down Debtors and shall be paid from the Wind-Down Reserve to the extent set forth in the Wind-Down Budget. Any amount remaining in the Wind-Down Reserve after the dissolution of the Wind-Down Debtors shall be distributed on account of the Allowed First Lien Claims until such Claims are paid in full. In no event shall the Plan Administrator be required or permitted to use its personal funds or assets for such purposes.

D.	Administrative / Priority Claims Reserve

On the Effective Date, the Plan Administrator shall establish the Administrative / Priority Claims Reserve by depositing Cash in the amount of the Administrative / Priority Claims Reserve Amount into the Administrative / Priority Claims Reserve (and the Plan Administrator shall deposit Cash into or withdraw Cash from the Administrative / Priority Claims Reserve if the Administrative / Priority Claims Reserve Amount changes at any time). The Administrative / Priority Claims Reserve Amount shall be used to pay Holders of all Allowed Priority Claims, Allowed Other Priority Claims, Allowed Administrative Claims (other than Professional Fee Claims or DIP Claims), Allowed Priority Tax Claims, Allowed Secured Tax Claims, and Allowed Other Secured Claims in full; provided, however, for the avoidance of doubt, that any such Allowed Priority Claims, Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Secured Tax Claims, or other Allowed Other Secured Claims that are Assumed Liabilities shall be satisfied under the Asset Purchase Agreement and shall not be satisfied from the Administrative / Priority Claims Reserve.

If all or any portion of any such Claim shall become a Claim that is not Allowed, then the amount on deposit in the Administrative / Priority Claims Reserve attributable to such surplus or such Disallowed Claim, including the interest that has accrued on said amount while on deposit in the Administrative / Priority Claims Reserve, shall remain in the Administrative / Priority Claims Reserve to the extent that the Plan Administrator determines necessary to ensure that the Cash remaining in the Administrative / Priority Claims Reserve is sufficient to ensure that all Allowed Priority Claims, Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Secured Tax Claims, or other Allowed Other Secured Claims (that are not Assumed Liabilities) will be paid in accordance with the Plan without any further action or order of the Court. Any amounts remaining in the Administrative / Priority Claims Reserve after payment of all Allowed Priority Claims, Allowed Administrative Claims, Allowed Other Priority Tax Claims, Allowed Secured Tax Claims, or other Allowed Other Secured Claims (or any amount in excess of that reasonably needed to be reserved for any Disputed Claims) shall promptly be transferred to the Wind-Down Reserve until such time the Wind-Down Debtors are dissolved in accordance with the provisions herein.

E.	Second Lien Notes Payment

On the Effective Date, the Debtors shall distribute Cash to the Second Lien Notes Trustee in the amount of $1,500,000. Such amount shall be used to pay the Second Lien Notes Claim Amount as set forth in Article III.B of this Plan.

F.	Unsecured Notes Payment

On the Effective Date, the Debtors shall distribute Cash to the Unsecured Notes Trustees in the amount of $750,000. Such amount shall be used to pay the Unsecured Notes Claims as set forth in Article III.B of this Plan.

ARTICLE IX

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims.

After the Effective Date, subject to Article IV.L, the Plan Administrator shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately before the Effective Date except for such rights and defenses assigned or transferred to the Purchasers or their Designee(s) in accordance with the Asset Purchase Agreement (which, for the avoidance of doubt, shall include all rights and defenses of the Debtors with respect to any Claims that constitute Assumed Liabilities (as defined in the Asset Purchase Agreement), which the PropCo Purchaser or OpCo Purchaser, as applicable, shall have and retain).

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, the Plan Administrator shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.	Estimation of Claims.

Before or after the Effective Date, the Debtors or the Plan Administrator, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Debtor or the Plan Administrator, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, cancelled or otherwise expunged (including pursuant to the Plan), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Plan Administrator without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court. Additionally, any Claim or Interest that is duplicative or redundant with another Claim against or Interest in the same Debtor or another Debtor may be adjusted or expunged on the Claims Register by the Plan Administrator without the Plan Administrator having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims.

Any objections to Claims shall be Filed no later than the Claims Objection Deadline.

F.	Disallowance of Claims or Interests.

Any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims or Interests may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Wind-Down Debtors. All Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the Claims Bar Date or the Administrative Claims Bar Date, as appropriate, shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if the Allowed amount of a Claim or Interest is Disputed, but not the existence or nature of such Claim, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Interest (as applicable) in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

I.	Tax Treatment of Reserves for Disputed Claims.

After the Effective Date, cash and/or a portion of the Unsecured Claims Earnout Pool may be distributed to Holders of Claims ultimately determined to be Allowed after the Effective Date (net of any expenses, including any taxes relating thereto), as provided herein, as such Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed Claims as of the Effective Date under Article III hereof. Pending the resolution of such Claims, a portion of the cash and/or Unsecured Claims Earnout Pool to be received by Holders of such Claims may be held back and deposited into the Wind-Down Reserve.

To the extent that any property is deposited into such a reserve, the reserve is expected to be subject to “disputed ownership fund” treatment under section 1.468B-9 of the United States Treasury Regulations. All corresponding elections with respect to such reserve shall be made, and such treatment shall be applied to the extent possible for all federal, state, local, and non-U.S. tax purposes. Pursuant to such treatment, the reserve will constitute a separate taxable entity and a separate federal income tax return shall be filed with the IRS with respect to the reserve. The reserve will be liable, as an entity, for taxes, including with respect to interest, if any, or appreciation in property between the Effective Date and date of distribution. Such taxes shall be paid out of the assets of the reserve (and reductions shall be made to amounts disbursed from the reserve to account for the need to pay such taxes).

J.	No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim; provided that interest on any Disputed Priority Tax Claim that (i) becomes an Allowed Priority Tax Claim and (ii) is treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code shall accrue and be paid in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

K.	Amendments to Claims.

Except as otherwise expressly provided for in the Plan or the Confirmation Order, on or after the Claims Bar Date or the Administrative Claims Bar Date, as appropriate, a Claim may not be Filed or amended without the authorization of the Bankruptcy Court or the Plan Administrator. Absent such authorization, any new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

ARTICLE X

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Settlement, Compromise, and Release of Claims and Interests.

The assets of the Debtors and the Wind-Down Debtors are being and shall be used for the satisfaction of expense obligations and/or the payment of Claims only in the manner set forth in the Plan and shall not be available for any other purpose. Except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, compromise, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Plan Administrator), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by current or former employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Therefore, notwithstanding anything in section 1141(d)(3) to the contrary, all Persons or Entities who have held, hold, or may hold Claims or Interests based upon any act, omission, transaction, or other activity of any kind or nature related to the Debtors, the Wind-Down Debtors, or the Chapter 11 Cases, that occurred prior to the Effective Date, other than as expressly provided in the Plan, shall be precluded and permanently enjoined on and after the Effective Date from interfering with the use and distribution of the Debtors’ assets in the manner contemplated by the Plan. The Confirmation Order shall be a judicial determination of the settlement, compromise, and release of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens.

On the Effective Date, concurrently with the Consummation of the PropCo Sale and except as otherwise set forth in the Asset Purchase Agreement, the PropCo Acquired Assets shall be transferred to and vest in PropCo free and clear of all Liens, Claims, charges, interests, or other encumbrances pursuant to sections 363(f) and 1141(c) of the Bankruptcy Code and in accordance with the terms of the Confirmation Order, the Plan, and the Asset Purchase Agreement, each as applicable. Without limiting the foregoing, except as otherwise provided in the Asset Purchase Agreement, the Plan, the Plan Supplement, the Exit Facility Documents, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date and required to be satisfied pursuant to the Plan, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, and compromised, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert automatically to the applicable Debtor and its successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Plan Administrator to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases, and the Debtors and their successors and assigns shall be authorized to file and record such terminations or releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Debtor Release.

Notwithstanding anything contained in this Plan to the contrary, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, on and after the Effective Date each Released Party is deemed released and discharged by each and all of the Debtors, their Estates, and the Wind-Down Debtors, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted or assertable on behalf of any of the Debtors, their Estates, or the Wind-Down Debtors, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in Law, equity, or otherwise, that the Debtors, their Estates, or the Wind-Down Debtors, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Wind-Down

Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ or the Wind-Down Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the ABL Documents, the Term Loan Credit Documents, the Restructuring Transactions, the Sale Transaction, entry into the Asset Purchase Agreement, the Exit Facilities, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or Consummation of the RSA, the Disclosure Statement, the DIP Facility, the Sale Transaction, the Asset Purchase Agreement, the Plan, the Plan Supplement, other Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the pursuit of the Sale Transaction, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any liabilities or obligations of the PropCo Purchaser to the Debtors relating to the Asset Purchase Agreement, (2) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including the Asset Purchase Agreement and any documents set forth in the Plan Supplement, each as applicable) executed to implement the Plan, (3) any Causes of Action listed on the Schedule of Retained Causes of Action, or (4) any Claims by any of the Debtors arising out of any ordinary course dealings between such parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that each Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan, (2) a good-faith settlement and compromise of such Claims; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, their respective Estates, or the Wind-Down Debtors asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Third-Party Release.

Notwithstanding anything contained in this Plan to the contrary, effective as of the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, to the fullest extent permissible under applicable law, as such Law may be extended or integrated after the Effective Date, on and after the Effective Date each of the Releasing Parties, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, or because of the foregoing entities, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged each Released Party from any and all Claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in Law, equity, or otherwise, including any derivative Claims, asserted or assertable on behalf of any of the Debtors or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Wind-Down Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ or the Wind-Down Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the ABL Documents, the First Lien Debt Documents, the Restructuring Transactions, the Sale

Transaction, entry into the Asset Purchase Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or Consummation of the RSA, the Disclosure Statement, the DIP Facility, the Sale Transaction, the Asset Purchase Agreement, the Plan, the Plan Supplement, other Definitive Documents, the Exit Facilities, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, the Exit Facilities, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the pursuit of the Sale Transaction, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Releasing Party on the Plan or the Confirmation Order in lieu of such legal opinion), or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any liabilities or obligations of any Entity to the Purchaser Group relating to the Asset Purchase Agreement, (2) any post-Effective Date obligations of any party or Entity under the Plan (or preserved by the Plan), any Restructuring Transaction, or any document, instrument, or agreement (including the Asset Purchase Agreement and any documents set forth in the Plan Supplement, each as applicable) executed to implement the Plan, or (3) any Claims by any of the Debtors arising out of any ordinary course dealings between such parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that each Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, (2) a good-faith settlement and compromise of such Claims; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby exculpated from, any Cause of Action for any Claim related to any act or omission based on the formulation, preparation, dissemination, negotiation, entry into, filing, execution, and implementation of any transactions approved by the Bankruptcy Court in the Chapter 11 Cases, including the RSA, the Asset Purchase Agreement, the Disclosure Statement, the Plan, the Plan Supplement, other Definitive Documents, the Confirmation Order, or any Restructuring Transaction, contract, instrument, release, or other agreement or document contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order, or created or entered into in connection with the RSA, the Asset Purchase Agreement, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the pursuit of the Sale Transaction, the administration and implementation of the Plan, including the issuance of any securities pursuant to the Plan or the distribution of property under the Plan or any other related agreement, and the implementation of the Sale Transaction and the Restructuring Transactions contemplated by the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or the Wind-Down Debtors, except for Claims related to any act or omission that is determined by Final Order to have constituted actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on, and distribution of consideration pursuant to, the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the exculpation shall not release (1) any obligation or liability of any Entity relating to the Asset Purchase Agreement, (2) for any post-Effective Date obligation under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or (3) any Claims by any of the Debtors arising out of any ordinary course dealings between such parties.

F.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article X.A of the Plan, released pursuant to the Debtor Release, the Third-Party Release, or another provision of the Plan (including the release of Liens pursuant to Article X.B of the Plan), or are subject to exculpation pursuant to Article X.E of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Wind-Down Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind, against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article X.F of the Plan.

For the avoidance of doubt and notwithstanding section 1141(d)(3) of the Bankruptcy Code, as of the Effective Date, except as otherwise specifically provided in the Plan and Sale Order, all Persons or Entities who have held, hold, or may hold Claims or Interests that are treated under the Plan shall be precluded and permanently enjoined on and after the Effective Date from enforcing, pursuing, or seeking any setoff or relief with respect to such Claim or Interest from the Debtors, the Estates, the Purchaser Group, or the Wind-Down Debtors, except for the receipt of the payments or distributions, if any, that are contemplated by the Plan from the Wind-Down Debtors or otherwise contemplated under the Sale Order. Such injunction will not enjoin Persons or Entities that do not consent to the Third-Party Release from pursuing any direct (but not derivative) Claims or Cause of Action such Persons or Entities may have against Released Parties other than the Debtors, the Estates, the Purchaser Group, or the Wind-Down Debtors.

G.	Preservation of Setoff Rights.

Notwithstanding anything in Article X to the contrary or in the Sale Order, any right of setoff or recoupment is preserved against the Debtors, the OpCo Purchaser, PropCo Purchaser, and any of their affiliates and successors to the extent such right(s) exist under applicable law and subject to the Debtors’, OpCo Purchaser’s, PropCo Purchaser’s and any of their affiliates’ and successors’, as applicable, right to contest any such right(s) of setoff or recoupment; provided that any rights of setoff or recoupment with respect to pre-Closing administrative claims shall only be asserted against the Debtors subject to the reservation of counterparties rights in paragraph 10 of the Sale Order; provided, however, that notwithstanding the foregoing or anything in the Plan to the contrary, the right of any Entity or Holder of a Claim or Interest to assert setoff or recoupment as a defense or affirmative defense to Claims brought against them is expressly preserved to the extent permitted by applicable law and shall not be impaired, enjoined, precluded, restricted, or otherwise limited by the Plan or the Confirmation Order.

H.	Protections Against Discriminatory Treatment.

To the maximum extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Debtors, or another Entity with whom the Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Document Retention.

On and after the Effective Date, the Plan Administrator may maintain documents in accordance with the Debtors’ standard document retention policy, as may be altered, amended, modified, or supplemented by the Plan Administrator or in connection with the terms of the Asset Purchase Agreement.

J.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

K.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect on and following the Effective Date in accordance with their terms.

L.	Subordination Rights.

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code, or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. Except as provided in the Plan, all subordination rights that a Holder of a Claim may have with respect to any distribution to be made pursuant to the Plan shall be terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies relating to the subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Estates, their respective property, and Holders of Claims and Interests and is fair, equitable, and reasonable.

M.	Agreement with AHEC.

Consistent with the Bankruptcy Court’s ruling on the record at the November 24, 2020 hearing, (a) the Ad Hoc Equity Committee’s Objection to Confirmation of Amended Joint Chapter 11 Plan of Reorganization of J.C. Penney Company, Inc. and its Debtor Affiliates [Docket No. 1980] shall serve as a valid opt-out of the releases contained in the Plan on behalf of all Holders of Existing Equity Interests and all such Holders of Existing Equity Interests shall be deemed to have validly opted-out of such releases; and (b) to the extent any Holder or Holders of Existing Equity Interests seek to assert direct claims held against the Debtors or any third-parties as of the Petition Date, such Holder or Holders shall file a motion with the Bankruptcy Court with a complaint attached, seeking a determination from the Bankruptcy Court as to whether such claims will be released under the Plan on the Effective Date (such motion, the “Direct Claims Motion”). The Bankruptcy Court shall retain exclusive jurisdiction with respect to the adjudication of the Direct Claims Motion and all parties rights are reserved with respect to the Direct Claims Motion.

ARTICLE XI

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the occurrence of the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article XI.B hereof:

1. the RSA shall not have been terminated as to all the Consenting First Lien Lenders and remains in full force and effect as to the Consenting First Lien Lenders that remain party thereto;

2. the Plan, the Confirmation Order, the Disclosure Statement, the Sale Order, and the Disclosure Statement Order must be, in form and substance, reasonably acceptable to the Purchasers;

3. each of the Confirmation Order and the Sale Order shall be a final Order and in full force and effect;

4. PropCo shall have been formed;

5. PropCo shall have filed a registration statement on Form 10 pursuant to the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, in form and substance satisfactory to Required Lenders (as defined in the RSA) and shall have received initial comments reasonably satisfactory to the Required Lenders;

6. all documents necessary to consummate this Plan shall have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;

7. the Bankruptcy Court shall have entered the Financing Order and the Financing Order shall not have been vacated, stayed, revised, modified, or amended in any manner without the prior written consent of the DIP Agent and, to the extent set forth in the Financing Order, the DIP Collateral Agent, and there shall be no default or event of default existing under the DIP Credit Agreement or the Financing Order;

8. the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

9. the Wind-Down Reserve, and the Administrative / Priority Claims Reserve shall have each been funded;

10. the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Escrow Amount;

11. all accrued and unpaid reasonable and documented fees and expenses of the Consenting First Lien Lenders (including any advisors thereto) in connection with the Restructuring Transactions shall have been paid in accordance with the terms and conditions set forth in the RSA, the Financing Order, the DIP Credit Agreement, and the First Lien Debt Documents, as applicable;

12. the final version of the schedules, documents, and exhibits contained in the Plan Supplement, and all other schedules, documents, supplements and exhibits to the Plan, shall be consistent with the RSA in all material respects and otherwise approved by the parties to the RSA consistent with their respective consent and approval rights as set forth therein;

13. any and all requisite governmental, regulatory, and third-party approvals and consents shall have been obtained; and

14. the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated herein in a manner consistent in all respects, the Plan, and the Plan Supplement.

B.	Waiver of Conditions.

Subject to and without limiting the rights of each party to the RSA, the conditions to Consummation set forth in Article XI may be waived by the Debtors with the consent of the Purchasers without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan;

C.	Effect of Failure of Conditions.

If the Effective Date of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE XII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors, with the consent of the Purchasers, reserve the right to modify the Plan, whether such modification is material or immaterial, seek Confirmation consistent with the Bankruptcy Code, and, as appropriate, not re-solicit votes on such modified Plan; provided, however, that if any such modification would (i) alter the agreements set forth in the Minority First Lien Group Settlement or (ii) except as set forth in paragraph 6 of the Minority First Lien Group Settlement, disproportionately and adversely impact the members of the Minority First Lien Group as compared to other holders of DIP Claims and First Lien Claims, the consent of the Minority First Lien Group shall be required for such modification. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), the Debtors expressly reserve their respective rights to revoke or withdraw, to alter, amend, or modify the Plan with respect to each Debtor, one or more times, before or after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans, in each case subject to any applicable consent rights as set forth in the Sale Order (including the Minority First Lien Group Settlement), the Asset Purchase Agreement, the RSA, or the Financing Order. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Class of Claims or Interests), assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Causes of Action, or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, or any other Entity; provided that for the avoidance of doubt, if the OpCo Closing Date has occurred, then the revocation or withdrawal of the Plan, or the failure to obtain Confirmation or Consummation of the Plan, shall not affect the occurrence of the OpCo Closing Date or the consummation of the OpCo Sale.

ARTICLE XIII

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed (or assumed and assigned); (c) the Plan Administrator amending, modifying or supplementing, after the Effective Date, pursuant to Article V, the Executory Contracts and Unexpired Leases to be assumed (or assumed and assigned) or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any Direct Claims Motions;

7. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article X hereof and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.A hereof;

14. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16. enter an order concluding or closing the Chapter 11 Cases;

17. adjudicate any and all disputes arising from or relating to distributions under the Plan;

18. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article X hereof;

23. enforce all orders entered by the Bankruptcy Court in the Chapter 11 Cases; and

24. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Wind-Down Debtors, the Plan Administrator, and any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Plan Administrator, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees due and payable pursuant to section 1930(a) of the Judicial Code prior to the Effective Date, including fees and expenses payable to the U.S. Trustee, shall be paid by the Debtors on the Effective Date. After the Effective Date, the Disbursing Agent or the Plan Administrator, as applicable, shall pay any and all such fees for each quarter (including any fraction thereof), and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee and file quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, the Creditors’ Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising on or prior to the Effective Date, from, or related to, the Chapter 11 Cases and under the Bankruptcy Code; provided that (a) the Creditors’ Committee will remain in place after the Effective Date solely for the purpose of addressing (i) all final fee applications for all Professionals for the Creditors’ Committee and (ii) the resolution of any appeals of the Confirmation Order, and (b) the members of the Creditors’ Committee are discharged from all of their duties as of the date that the Creditors’ Committee is dissolved with respect thereto.

E.	Rights of Purchasers under the Sale Order.

Nothing contained in the Plan or the Confirmation Order constitutes or shall be construed as any modification or amendment of the rights or obligations of the Purchasers under the Sale Order.

F.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders unless and until the Effective Date has occurred.

G. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

H. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	if to the Debtors, to:

J. C. Penney Corporation, Inc.

6501 Legacy Drive

Plano, TX 75024

Attention:	Bill Wafford (Chief Financial Officer)
Brandy Treadway (Senior Vice President, General Counsel & Secretary)
Email address:	bwafford@jcp.com
btreadwa@jcp.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention:	Joshua A. Sussberg, P.C.
Christopher Marcus, P.C.
Aparna Yenamandra
Email:	joshua.sussberg@kirkland.com
christopher.marcus@kirkland.com
aparna.yenamandra@kirkland.com

and

Jackson Walker L.L.P.

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Facsimile:	(713) 752-4200
Attention:	Matthew D. Cavenaugh
Jennifer F. Wertz
E-Mail:	mcavenuagh@jw.com
jwertz@jw.com

2.	if to a Consenting First Lien Lender, to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attn:	Dennis F. Dunne
Andrew M. Leblanc
Thomas R. Kreller
Brian Kinney

E-mail address:	ddunne@milbank.com
aleblanc@milbank.com
tkreller@milbank.com
bkinney@milbank.com

After the Effective Date, the Plan Administrator may notify Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

I.	Entire Agreement.

Except as otherwise indicated (including with respect to the Asset Purchase Agreement and the Sale Order, as applicable), the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan. If the Effective Date does not occur, nothing herein shall be construed as a waiver by any party in interest of any or all of such party’s rights, remedies, Claims, and defenses, and such parties expressly reserve any and all of their respective rights, remedies, Claims and, defenses. This Plan and the documents comprising the Plan Supplement, including any drafts thereof (and any discussions, correspondence, or negotiations regarding any of the foregoing) shall in no event be construed as, or be deemed to be, evidence of an admission or concession on the part of any party in interest of any Claim or fault or liability or damages whatsoever. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, all negotiations, discussions, agreements, settlements, and compromises reflected in or related to Plan and the documents comprising the Plan Supplement is part of a proposed settlement of matters that could otherwise be the subject of litigation among various parties in interest, and such negotiations, discussions, agreements, settlements, and compromises shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of the Plan and the documents comprising the Plan Supplement.

J.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.primeclerk.com/JCPenney or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, Impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Purchasers’ consent; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan and, therefore, no such parties will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan or any previous plan.

M.	Closing of Chapter 11 Cases.

The Plan Administrator shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order necessary to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

P.	Avoidance Actions.

As reflected in the Sale Order, neither OpCo Purchaser nor any Person claiming by, through or on behalf of the OpCo Purchaser (including by operation of law, sale, assignment, conveyance or otherwise) shall pursue, prosecute, litigate, institute or commence an action based on, assert, sell, convey, assign or file any Claim that relates to the Avoidance Actions, designated as an OpCo Acquired Asset pursuant to Section 1.1(t) of the Asset Purchase Agreement, or assert or use any such Avoidance Actions for defensive purposes. Nothing in the Sale Order or this Plan shall grant OpCo Purchaser standing to bring any Avoidance Actions. The Sale Order is a complete defense to any effort to pursue, litigate, institute, or commence an action based on, assert, sell, convey, assign, or file any Claim that relates to an Avoidance Action and neither the Debtors, the OpCo Purchaser, nor any other party have standing to bring any Avoidance Actions.

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Dated: December 12, 2020	J. C. PENNEY COMPANY, INC. on behalf of itself and all other Debtors

/s/ Bill Wafford
Bill Wafford Chief Financial Officer J. C. Penney Company, Inc.